As filed with the Securities and Exchange Commission on April 9, 2001
                                                      Registration No. 333-45390

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          PRE-EFFECTIVE AMENDMENT NO. 7
                                       TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            COMMERCIAL CONCEPTS, INC.
--------------------------------------------------------------------------------
        (Exact name of small business issuer as specified in its charter)


          Utah                               7371                   87-0409620
--------------------------------------------------------------------------------
 (State or jurisdiction of        (Primary Standard Industrial      (I.R.S.
incorporation or organization)     Classification Code Number)   Identification)


                           324 South 400 West, Suite B
                            Salt Lake City, UT 84101
                                 (801) 328-0540
               (Address, including zip code, and telephone number,
              including area code, of principal executive offices)


                             George E. Richards, Jr.
                            COMMERCIAL CONCEPTS, INC.
                           324 South 400 West, Suite B
                            Salt Lake City, UT 84101
                                 (801) 328-0540
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                               Gregory E. Lindley
                             Ray, Quinney & Nebeker
                            79 South Main, Suite 500
                            Salt Lake City, UT 84111
                                 (801) 532-1500

         Approximate date of proposed sale to the public: As soon as practicable following effectiveness of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following: [ ]

                                   CALCULATION OF REGISTRATION FEE
--------------------------- ---------------------- ----------------------- ---------------------- --------------------
                                                          Proposed               Proposed
      Title of Each                                       Maximum                 Maximum
   Class of Securities          Amount to be           Offering Price            Aggregate             Amount of
     to be Registered            Registered               Per Unit            Offering Price       Registration Fee
--------------------------- ---------------------- ----------------------- ---------------------- --------------------
    Common Stock(1)                 7,309,942              $.09                  $  657,894.78              $164.47(3)
    Common Stock(2)                 1,700,000              $.09                  $  535,500.00              $133.88
         Total                      9,009,942                --                  $1,193,394.78              $298.35(3)
--------------------------- ---------------------- ----------------------- ---------------------- --------------------

1  Issuable upon the conversion of Convertible Notes.

2 Issuable upon the exercise of warrants issued in connection with the initial placement of the Convertible Notes at an exercise price of $.4375 share for 850,000 warrants and an exercise price of $.1925 for 850,000 warrants.

3  Previously paid pursuant to the terms of Rule 457(a).


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               P R O S P E C T U S

                            COMMERCIAL CONCEPTS, INC.
                                9,009,941 Shares
                       Offer at a Price of $.09 Per Share

                                 ---------------

                    Investing in Commercial Concepts involves
               significant risks. Investors need to read the "Risk
                          Factors" beginning on page 3.

                                ----------------

               Neither the Securities and Exchange Commission nor
                  states securities regulators have approved or
                          disapproved these securities,
  or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                                -----------------


o This is an offering of 9,009,941 shares of common stock of Commercial Concepts, of which 7,309,942 may be sold upon the conversion of convertible notes and 1,700,000 of which may be sold upon exercise of warrants. All of the shares are being offered by the selling security holders named in this Prospectus. We will not receive any of the proceeds from the sale of shares of the shares of the common stock, although we would receive approximately $535,500 of the warrants are exercised

o The selling stockholders may offer shares of our common stock on the OTC Bulletin Board in negotiated transactions or otherwise, or by a combination of methods. The selling stockholders may sell shares through broker-dealers who may receive compensation from the selling stockholders in the form of discounts and commissions.

o Our common stock is traded on the NASDAQ OTC Bulletin Board under the symbol "CMEC." On April 4, 2001, the last reported sales price of the common stock was $.09.

                  The date of this Prospectus is April 9, 2001.

                               PROSPECTUS SUMMARY

Commercial Concepts

         Commercial Concepts is a Utah corporation that develops software. Its major products are PictureBase(C), an imaging software program, used to electronically capture medical images generated by equipment used in medical produces, and Wavescreen(C), an interactive Screen Saver. Commercial Concepts has recently begun to generate revenues although it has yet to be profitable.

The Offering

Securities Offered:           9,009,941 shares of common stock. The shares will
                              be sold by the selling stockholders named herein.

Use of Proceeds: We will not receive any proceeds from the sale of the shares of common stock by the selling security holders, although we will receive approximately $535,500 of the warrants underlying shares of which are being registered in this offering are exercised. We will pay the costs of registering the shares under the prospectus. See "Use of Proceeds."

Risk Factors:                 An investment in our common stock involves a high
                              degree of risk and should be made only after careful consideration of the significant risk factor that may affect us. Such risks include special risks concerning us and our business. See
                              "Risk Factors."



                        [Please proceed to the next page]

                                  RISK FACTORS

         The Securities offered herein involve a high degree of risk. Accordingly, before deciding to purchase, investors should carefully consider the following risk factors along with the other matters discussed herein.

If our products are not accepted by either our
customers or distributors, we will not be able to
generate sufficient revenues to be profitable.
----------------------------------------------

         Our various products compete in highly competitive markets. Our prospects for success will therefore depend upon our ability to successfully market our products either directly to customers or through distributors who may be inhibited from doing business with Commercial Concepts because of their commitment to other products. As a result, demand and market acceptance for our products is subject to a high level of uncertainty. We currently have limited financial, personnel and other resources to undertake the extensive activities that will be necessary to produce and market our products. There is no assurance that we will be able to formalize expanded marketing arrangements or that our marketing efforts will result in substantial additional revenues. See "Business."

We must be able to manage our anticipated rapid
growth or investors may lose their investment.
----------------------------------------------

         Our ability to manage rapid expansion and to integrate strategic business alliances and joint ventures has not been tested and may not be successful. Our PictureBase(C) and Wave Network(C) products were both introduced into the national market in late 2000. This was an ambitious schedule and has strained our administrative, operational and financial resources. To manage the expected growth, Commercial Concepts has implemented systems and hire, train and manage its employees. Because we have limited management depth, experienced senior and middle management personnel may have to be employed. We may not be able to hire or retain qualified personnel.

If we are unable to generate income, we will be
forced to try and raise additional money.
-----------------------------------------

         In order for Commercial Concepts to develop, both internally and through acquisitions, significant additional funding will be required. A failure by us to generate or raise sufficient funds, may require Commercial Concepts to delay or abandon some or all of our future expansion plans or expenditures or reduce the scope of some or all of our present operations, which could have a material adverse effect on our financial condition, results of operations and cash flow. We cannot predict at this time whether any additional financing will be in the form of equity or debt, or be in another form. We may not be able to obtain the necessary additional capital on a timely basis or on acceptable terms, if at all. In any of these events, we may be unable to implement our current plans.

We have a going-concern qualification in our
certifying accountant's financial statement
report.
--------------------------------------------

         A going concern qualification indicates an absence of obvious or reasonably assured sources of future funding that will be required by us to maintain ongoing operations. To-date we have successfully funded Commercial Concepts by attracting additional equity investments and small issues of debt. We believe that our ongoing efforts will continue to successfully fund operations until positive cash flow is attained. However, there is no guarantee that our efforts will be able to attract additional necessary equity and/or debt investors. If we are unable to obtain this additional funding, we may not be able to continue operations.

The Company's common shares are traded on an
inefficient trading market and investors may be
unable to sell their shares.
-----------------------------------------------

         The common shares of Commercial Concepts are listed for trading on the NASD Over the Counter Bulletin Board. The Bulletin Board does not offer investors the transaction liquidity of more traditional exchanges such as the New York Stock Exchange or the NASDAQ. To-date we have eleven market makers working to maintain an orderly market for our shares on the Bulletin Board. However, the number of participating market makers could change at any time. If we lost all market makers, the Company's shareholders may have difficulty executing purchase or sale of the Company's shares.

Commercial Concepts, Inc. has a tangible net worth
deficit at the latest balance sheet date.
--------------------------------------------------

         We have a net worth deficit as of our latest balance sheet date. This deficit indicates that we will be unable to meet its future obligations unless additional funding sources are obtained. To-date we have been able to obtain funding and meet our obligations in a timely manner. However, if in the future we are unsuccessful in attracting new sources of funding then we will be unable to continue.

Because the software industry is so volatile, our
products may become obsolete.
--------------------------------------------------

         The markets for the technology and products developed by Commercial Concepts are characterized by rapid changes and evolving industry standards often resulting in product obsolescence or short product life cycles. As a result, competing companies may be developing technologies or products of which we are unaware that may be functionally similar, or superior, to some or all of those we have developed. These companies may have substantially greater financial, technical, personnel and other resources than we do and may have established reputations for success in the development and sales of their products. Our ability to effectively compete will depend on our ability to continually enhance and improve our products and technology, to adapt our products to be compatible with specific products manufactured by others, and to successfully develop and market new products and technology. There is no assurance that we will be able to compete successfully, that our competitors or future competitors will not develop technologies or products that render our products and technology obsolete or less marketable or that we will be able to successfully enhance our products or technology or adapt them satisfactorily.

If we are unable to obtain patent protection for
our products, we may not be able to keep our
products from being copied or used by others.
--------------------------------------------

         We have applied for patents on our imaging and screen saver products. We have patent pending status with our PictureBase(C) and Wavescreens(C) products. There is no assurance that if final patents are granted that any patents will afford us commercially significant protection of our technologies, or that we will have adequate resources to enforce our patents. We also intend to seek foreign patent protection. With respect to foreign patents, the laws of other countries may differ significantly from those of the United States as to the patentability of our products or technology. The degree of protection afforded by foreign patents may be different than those in the United States. Patents in the United States are maintained in secrecy until patents issue, and since the publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we will be the first creator of inventions covered by any patent applications we make or the first to file patent applications on such inventions.

                             DESCRIPTION OF BUSINESS

History and Development of Commercial Concepts

         We were incorporated in the State of Utah on March 1, 1984 to engage in the milling and recovery of precious minerals. In November 1997, our last mining asset, an option to acquire mining property, expired. As a result, we changed our business focus by acquiring the rights to certain software products developed to fix computer date recognition problems associated with the year 2000. We acquired computer equipment and hired software developers to refine and further develop the program. The software tests the internal clock found in personal computers each time the clock is turned on to determine if the date is correct. We hold a registered copyright for this software which we began marketing in April 1998. Because of our late entry into the market, lack of name recognition and a limited marketing network, our sales of the Y2K software were insignificant and with the advent of the year 2000 have been discontinued.

         The computer equipment acquired and software developers we hired to develop the Y2K software provided the means for us to become a software development and technology company. Building on this foundation, Commercial Concepts hired a new President and Chief Executive Officer in March 1999, a new Executive Vice President in July 1999 and a new Chief Financial Officer in February 2000. In June 1999, we acquired 100% of the stock of Advice Productions, Inc., a graphic design company specializing in customized video marketing and training tools. From this acquisition, we acquired certain assets that enable us to create customized compact discs. The acquisition, however, did not provide all the benefits we anticipated. As a result, effective February 29,

2000 we dissolved Advice Productions and conveyed certain assets to the previous owners of Advice Productions in return for reconveyance to us of a portion of the shares of stock that we paid to these owners in June 1999.

Products and Services

         Our primary focus is on the development of proprietary "platforms" that serve as a base for subsequent development of "canned" software programs. Until recently our primary source of revenue came from the development of customized software and products for clients. Our programmers develop customized software programs to meet specific needs such as data entry and retrieval, multi media and internet-based information dissemination. We generally retain all rights, title and interest in the customized software we develop, including source codes, with the expectation that we may revise and improve such programs so the programs can be "canned" and sold to other customers. We are currently developing several proprietary software products. Certain of these products will be introduced into the general marketplace beginning in early 2001.

         No funds were spent by Commercial Concepts on research and development during the fiscal year ended February 28, 1999. For the fiscal year ended February 29, 2000, we spent approximately $579,000 on the research and development of new proprietary software products. Of this amount, $543,000 was expended on research and development of the Company's PictureBase(C) and Wavescreens(C) products, offset in part by a $12,000 grant to help finance development of PictureBase(C). No research and development expenditures incurred in fiscal years 1999 and 2000 have been capitalized.

         At the beginning of fiscal year 2001 we commenced testing of both PictureBase(C) and Wave Screens(C). Through nine months ending November 30, 2000, $540,700 was capitalized in fiscal 2001. The amount capitalized reflects all associated costs to develop and improve the software products during active beta testing. Testing for PictureBase(C) concluded in November, 2000. The beta testing for Wave Screens(C) showed that extensive reprogramming was required to permit operation on a wide variety of operating systems and hardware, causing substantial delays and subsequent expenditures.

Imaging Software

         We contracted with Intermountain Health Care to develop imaging software to capture medical images generated by equipment used in medical procedures such as ultra sound, catheter cameras, MRIs and CAT scans. The software is designed to store images generated during medical procedures in real time on a computer network that can be linked to the internet. The software permits physicians and administrators to access and annotate the images during or after the procedure from any computer on the network. We believe that the market for medical applications of PictureBase(C) includes hospitals and clinics worldwide where surgical or otherwise invasive medical procedures are performed. Due to the breadth and variety of the potential market for PictureBase(C), we do not expect to be dependent on any one customer or small group of customers.

         IHC paid Commercial Concepts a $12,000 fee to help finance the development, in exchange for up to 30 operating room licenses. We retain all rights, title and interest to the software and its source code. We have filed a patent application to protect the source code that is pending.

         Beta testing at IHC's Cottonwood Hospital commenced in March 2000 and was successfully completed in May 2000. As a result, IHC is exercising its option for 30 Commercial Concepts Picture Base operating room licenses. In June 2000, IHC entered into a five-year agreement with Commercial Concepts to purchase up to an additional 300 units of PictureBase(C) at a discounted price per unit. IHC will also receive free upgrades to PictureBase(C) during the five-year period. In exchange, Commercial Concepts will continue to have access to IHC facilities for ongoing research and development of PictureBase(C).

         Commercial Concepts expects to market and distribute PictureBase(C) through specialized medical distribution channels. We are in discussions with representatives of medical distributors but no definitive agreement has been reached at this time. Until such distribution channels are established, we will market PictureBase(C) directly to hospitals.

         PictureBase(C) 1.0 is the version currently being marketed. We intend to maintain an ongoing program of research and development to constantly improve and enhance this product's functionality and marketability. PictureBase(C) version 1.5 is being developed and will include video streaming and improved data compression technology. Additional improvements are expected with later versions.

         We perform ongoing research to identify and analyze possible competition for PictureBase(C). Commercial Concepts has identified certain products that have similarities to PictureBase(C) and may be considered competition. However, our research has found no competing products with what we believe is a material technical advantage compared to PictureBase(C). Competing products that have been identified appear to us to be substantially more expensive to own and/or operate than PictureBase(C). Based on our research, we are confident that PictureBase(C) is competitive both technically and economically within the current marketplace.

         PictureBase(C) is a non-invasive product used to assist and improve the compilation, storage and dissemination of medical data. Because it has no diagnostic or treatment capabilities, no Food and Drug Administration approval is required for the installation and operation of PictureBase(C) in its intended medical environment. Commercial Concepts is aware that certain medical distributors require that all products carried by that distributor must be documented as FDA compliant, even though FDA compliance may not be required for a particular application. As a result, we believe that proper documentation of FDA compliance will enhance the marketability of PictureBase(C). We are currently investigating the process required to attain and document FDA compliance.

Screen Saver Technology

         We have developed technology for an interactive screen-saver for which a patent is pending. This screen saver software "Wavescreens(C)" is interactive using our "Push-Pull" technology. Wavescreens(C) permits network administrators of host organizations to place any image or text they choose on the computer screen and to change or update the images as often as they desire. This is the "push" portion of our technology. At all times the installed Wavescreens(C) monitors when it appears on its host screen. When Wavescreens(C) is activated, two advertisements are located at the top of the screen. Wavescreens(C) maintains a log of when the screen saver viewer places a cursor on the exhibited advertisements and/or clicks on an ad for detailed information or the hot link to the advertiser's website. Each time the individual screen saver's host computer is connected to the internet, Wavescreens(C) uploads this accumulated data to our server. This represents the "pull" portion of our technology.

         We believe that there are several uses for Wavescreens(C). Schools, colleges and other organizations can use Wavescreens(C) to raise funds from advertising as well as to disseminate information. Parents of schoolchildren can increase their awareness of school activities by downloading the screensaver on their home or office computer systems. Second, businesses can use the screen saver to disseminate information and control what employees have on their computer screens when they are not in use since the program records when the screen saver appears.

         Commercial Concepts expects to generate revenues from advertising and placement commissions. The primary revenue source will be advertising. The Wavescreens(C) that appear on each host network screen will have two boxes at the top of the screen reserved for advertising. The revenues from one box will accrue to the host network and the revenue from the second box will accrue to Commercial Concepts. It is expected that each individual host for Wavescreens(C) will find their own paying advertisers for the advertising box allocated to the host. In situations where the host is unwilling or unable to find its own advertisements, we will place advertisements on behalf of the host, at the host's written request, in exchange for a 20% advertising placement commission.

         Based on our initial market research, advertisers are paying up to $.01 per impression per day for internet banner advertisements. We believe, although we have only conducted limited research, that advertisers will pay at least $.01 per day per screen for Wavescreen(C) advertising, plus additional fees for documented "hits" to the advertiser's website and/or discount offers. Each Wavescreen(C) will have 95-second advertising slots for each of the two screen advertising boxes, which will rotate in a loop continuously through the day. If the advertising slots are completely sold, we expect to have gross revenue of approximately $1.00 per day per operating screen, which represents the revenue from the advertising box allocated to us.

         We believe that public and private schools as well as colleges and universities are primary customers for Wavescreens(C). Nationwide, many schools would like to increase their computer-to-student ratio. Unfortunately, budget constraints frequently prevent schools from acquiring the desired computers. Installation of Wavescreens(C) combined with sale of the host school's available advertising slots could provide the funding for new computers, if desired, as well as other uses. We have received interest from school districts we have contacted to use the Wavescreens(C) program as a vehicle to acquire more computers for student education.

         The new computers desired by host schools will have to be purchased from each school's future Wavescreens(C) advertising revenues. We believe it is unlikely that independent financing institutions will accept the risk of leasing computers to public school districts using this revenue stream as collateral. Also, Commercial Concepts does not intend to take direct ownership of personal computers in order to lease them to interested school districts, using the Wavescreens(C) advertising revenue for payment. To facilitate the acquisition of new computers by Wavescreen(C) host schools and thereby increase the attractiveness of the Wavescreen(C) program, we plan to establish a financing/leasing entity independent of Commercial Concepts, to have responsibility for these transactions.

         We face competition in the screen saver market from numerous competitors, some of which have greater resources than us. There is technology presently in the market that permits network administrators to place any image they choose on the computer screen and to update or change the images as often as they desire. We do not know of any screen saver software in the market that is interactive in a manner similar to our product. To be exact, none of the existing screen saver software keeps a record of when the screen saver appears and the demographics of the viewer logged onto the computer viewing the screen saver. We believe the interactive features of our Wavescreens(C) program will give us a competitive advantage.

         In March 2000, we commenced a pilot program of Wavescreens(C) installations with three local schools and other non-profit organizations. The purpose of this pilot program is to gather detailed, documented data on actual system performance and the effectiveness of screen saver advertisements in preparation for our full scale product introduction in winter 2000-2001. Local and regional commercial organizations have placed advertisements. All advertising revenues received during the course of the pilot program are remitted to the participating schools and non-profit groups.

Electronic Brochures

         Using photos, logos, advertising and other information provided by clients, and the templates we have designed, we create customized presentations and advertising on compact discs. The compact discs are designed to replace traditional printed advertising and brochures, and even business cards. The compact discs come in a variety of designs (the most common of which is a disc the size of a business card) and can be uniquely packaged for each client. Because we use pre-designed templates, the compact discs can be created at an affordable cost of between $2,000 and $4,000. Our research has found that the average price of similar compact discs from our local competitors is approximately $10,000.

Sales and Marketing

         We have five full-time sales and marketing persons who are compensated with a combination of salary and commissions, but expect to rely on wholesale distributors and sales persons with established distribution networks and contacts to market our products as they are developed. Such persons or organizations will be paid on a commission basis.

         We intend to market our products based on their high value-added benefits to the user and ongoing service, and not on basis of price. We believe our products are priced very favorably with competitors that have been identified.

Employees

         As of April 4, 2001, we have 15 full- and 2 part-time employees. No union or other collective bargaining group represents our employees. Management believes relations with our employees are good.

                             SPECIAL NOTE REGARDING
                           FORWARD-LOOKING STATEMENTS

         Information in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934. This information may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from projected results, performance or achievements expressed or implied by any forward-looking statements. These factors include the risks described in "Risk Factors." Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "could," "anticipate," "estimates," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares of common stock owned by the selling security holders, although we will receive approximately $535,500 if all of the warrants are exercised. We would use the net proceeds of the warrant exercise for the funding of potential acquisitions, working capital and general corporate purposes. All proceeds from the sales of shares of common stock owned by the selling security holders will be for their own account. See "Selling Security Holders."

                             DESCRIPTION OF PROPERTY

         We conduct our business operations at 324 South 400 West, Suite B, Salt Lake City, Utah, where we have approximately 7,105 square feet of office space under lease through February 29, 2004. The space we lease represents approximately 65% of leaseable space in the building. Under the terms of the lease, we pay $6,143 per month, which amount increases by 4% annually. There is no renewal option under the terms of this lease.

                         DIRECTORS, EXECUTIVE OFFICERS,
                          PROMOTERS AND CONTROL PERSONS

         The following table sets forth the name, office and age of each officer and director of Commercial Concepts:

-------------------------------- --------------------------------- -------------
            Name                          Title                         Age
            ----                          -----                         ---
    George E. Richards, Jr.      Chairman, President & CEO               38
    Scott G. Adamson             Executive Vice President                44
                                 and Director
    Karl A. Hansen               CFO, Secretary & Director               47
    Lee R. Kunz. Sr.             Director                                73
    Lee Greenberg                Director                                44
-------------------------------- --------------------------------- -------------

George E. Richards

         George E. Richards has served as Chief Executive Officer and a director since March 1, 1999. Since June 1996, Mr. Richards has served as the President and Director of Richards & Associates, Inc., a financial consulting firm of which Mr. Richards is the sole shareholder. From May 1993 to June 1996, Mr. Richards was employed by The Goldenberg Group, Inc., a division of Plygem, Inc. Mr. Richards attended Cal State Fullerton.

Scott G. Adamson

         Scott G. Adamson has served as Executive Vice President and a director since July 1999. Since 1986, Mr. Adamson has served as the President and a director of SGA Financial Group, Inc., a financial company that he founded to provide project and debt financing, and currency conversion services. From 1981 to 1986, Chase Manhattan employed Mr. Adamson in its Latin American Division as a second Vice President. Mr. Adamson received a Bachelors of Science in Business Administration from Weber State University in 1979 and a Masters of International Management from the American Graduate School of International Management in 1981.

Karl A. Hansen

         Karl A. Hansen has served as Chief Financial Officer and director since February 2000. He is a Certified Public Accountant. From June 1999 to February 2000, Mr. Hansen served as a consultant with RHI Management Resources, providing financial consulting services to an Internet related company. From December 1997 to May 1999, Mr. Hansen served as CFO of East European Imports, Inc., a Miami-based importation company. From December 1987 to 1997, Mr. Hansen served as CFO of two related mining companies, American Pacific Mining Company and Jordex Resources, Inc. From 1977 to 1987, Mr. Hansen worked in financial positions with Ernst & Young, Salomon Brothers and Lever Brothers. Mr. Hansen received a Bachelors of Science in Management from Rensselaer Polytechnic Institute and a Bachelors of Science in Accounting from the Rochester Institute of Technology 1977.

Lee R. Kunz, Sr.

         Lee R. Kunz Sr. has served as a director since April 2000. He is the retired CEO of Kunz Construction Company. Mr. Kunz served for 19 years on a hospital board of directors and has been associated with the development of biological and pharmaceutical companies.

Lee Greenberg

         Lee Greenberg was President of the west coast subsidiary of Ply Gem Industries, CEO of the Lion Group in the United States, and a top executive with TCII. Mr. Greenberg has also served as CEO of the American Israel Chamber of Commerce in the Western U.S. and as President of The American Israel Economic Education Foundation in the Western United States. Mr. Greenberg received a Bachelor's degree from the University of Hartford and a law degree from Pepperdine University.

         If any outside director is requested to perform services for Commercial Concepts beyond normal service as a director, such director will be compensated for the performance of such services at rates to be agreed upon by such director and Commercial Concepts.

         There are no family relationships between any directors or executive officers of Commercial Concepts.

Compliance with Section 16 Reporting Obligations

         The directors and executive officers of Commercial Concepts are required under the Securities Act of 1934 to file reports with the Securities and Exchange Commission evidencing their ownership of, and their current transactions in, Commercial Concepts' equity securities. This is a personal obligation of the executive officers and directors. Based on information provided to Commercial Concepts from a review of the SEC EDGAR database, it appears that all directors and executive officers filed these reports in a timely manner through the period ending February 28, 2001.

Market for Common Equity and Related Stockholder Matters

         Our common stock currently trades on the NASDAQ Bulletin Board where it has been listed since March 9, 2000. Between October 20, 1999 and March 9, 2000, the quotation was transferred off the NASDAQ Bulletin Board to the National Quotation Bureau's "Pink Sheets" pursuant to NASD Eligibility Rule 6530 issued on January 4, 1999, which provides that issuers who do not make current filings pursuant to Sections 13 and 15(d) of the Securities and Exchange Act of 1934 are ineligible for listings on the NASDAQ Bulletin Board. Subsequent to October 20, 1999, we prepared a complete registration statement that brought our filing status to current and permitted the March 9, 2000 re-listing to the NASDAQ Bulletin Board.

         The following table sets forth the high and low bid prices for shares of our common stock for the periods noted, as reported by the National Daily Quotation Service and the NASDAQ Bulletin Board. Quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

------------------------------------- ------------------------------------ ------------------------------------------
                                                                                              Bid Prices
             Fiscal Year                             Period                 ------------------------------------------
                                                                                     High                  Low
-------------------------------------- ------------------------------------ ----------------------- ------------------
     February 28, 2001                        Fourth Quarter                        0.40                  0.07
                                              Third Quarter                         0.43                  0.11
                                              Second Quarter                        0.94                  0.25
                                              First Quarter                         1.10                  0.28
-------------------------------------- ------------------------------------ ----------------------- ------------------
     February 29, 2000                        Fourth Quarter                        0.31                  0.08
                                              Third Quarter                         0.20                  0.06
                                              Second Quarter                        0.54                  0.04
                                              First Quarter                         1.25                  0.13
-------------------------------------- ------------------------------------ ----------------------- ------------------

         As of February 28, 2001, we had 28,192,589 shares of common stock issued and outstanding, and there were 325 record stockholders. As of the date hereof, we have not paid or declared any cash dividends. Management has followed the policy of retaining any and all earnings to finance the development of the business. Such a policy is likely to be maintained as long as necessary to provide working capital for our operations.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

General

         The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements (including the notes thereto), and the other information included elsewhere herein. Our fiscal year runs from March 1 through the last day of February.

         Effective March 1, 1998, we began earning revenues and were no longer classified as a development stage company.

                              RESULTS OF OPERATIONS

Nine Months Ended November 30, 2000 vs. Nine Months Ended November 30, 1999

         Sales decreased by $99,515 to $17,550 for the three months ended November 30, 2000 from $117,065 for the three months ended November 30, 1999, and decreased by $163,604 to $55,951 for the nine months ended November 30, 2000 from $219,555 for the nine months ended November 30, 1999.

         The decrease in respective sales is the result of the our decision to concentrate activity on the development and testing of new products instead of customizing software and computer products for clients.

         Operating expenses for the nine-month period ended November 30, 2000 increased $319,472 to $873,507 from $554,035 during the nine months ended November 30, 1999. The primary reason for the increase was the addition of senior technical and administrative staff, plus support services, to expedite development of our software products. Increase in depreciation and interest expenses reflect an expanded fixed asset base required to support the development efforts, and debt service on convertible and other loans necessary to fund our operations.

         Our expenditures for services paid for with restricted common stock increased $304,393 to $363,388 for the nine months ended November 30, 2000 from $58,995 for the nine months ended November 30, 1999, with most of the shares issued in the second fiscal quarter ended August 31, 2000. These expenditures using restricted common stock recognized the efforts of certain programmers and management in the development of our products and systems.

         We capitalized $540,850 in product development expenditures in the nine months ended November 30, 2000. Two of our proprietary software products were in active beta testing for the first six months of this period, with one of these products for all nine months, as a final step before commercial release. In accordance with Generally Accepted Accounting Principles, all costs related to this testing period have been capitalized. There were no product development expenditures capitalized in the comparable period for 1999.

         Commercial Concepts has two proprietary products - Wavescreens(C) and PictureBase(C) - that entered beta testing in early fiscal year 2001. Beta testing commenced when each product's technological feasibility was confirmed to management's satisfaction. Through November 30, 2000 $195,759 and $345,091 have been capitalized for PictureBase(C) and Wavescreens(C), respectively. Development of both products was initiated in the spring of 1999. Costs associated with the development of each product prior to inception of beta testing approximated $271,500, or $543,000 combined. We received $12,000 from a customer towards the development of our PictureBase(C) product.

         Management concluded that technological feasibility was established for both products at the beginning of this fiscal year based on several criteria. These criteria included successful in-house testing, the incorporation of and improvement on current technology, the presence of a clearly identified commercial market for the completed product, and concurrence of the beta host technical personnel that beta testing is appropriate.

         Commercial product release for PictureBase(C) occurred during our third fiscal quarter ending November 30, 2000. Full commercial release of Wavescreens(C) is anticipated in the fourth fiscal quarter.

Liquidity and Capital Resources

         At November 30, 2000, we had cash and other current assets of $33,935 compared to cash and other current assets of $75,973 at November 30, 1999. The decrease of $42,038 results primarily from the revaluation by us of certain outstanding receivables, and increased operating capital requirements. During the previous twelve months Commercial Concept's expenditures and cash requirements were met using a combination of sales, equity placements and debt.

         We borrowed $15,000 from an individual and an additional $10,000 from a second individual, neither of which are shareholders of the Corporation, in August of 1999, pursuant to promissory notes, at the rate of 10% per annum with each note being respectively due and payable on February 12, 2000 and February 16, 2000. Both promissory notes remained outstanding at year-end and both were converted into restricted common shares of Commercial Concepts, Inc. in April of 2000. During the nine months ended November 30, 2000, we borrowed a total of $143,472 from various individuals, some of which were shareholders of the Corporation, at interest rates from 10% to 15% per annum. The various loan details are explained at Note 5 of our financial statements.

         Through November 30, 2000, we issued two $250,000 6% convertible notes due July 20, 2003 and September 20, 2003 respectively to the above-mentioned private investment group. In addition, 850,000 five-year warrants were issued for shares of common stock at a price not to exceed $.4375, in connection with the issuance of the first note, and an additional 850,000 five-year warrant was issued at an exercise price not to exceed $.1925, in connection with the second $250,000 note. The exercise prices of the warrants approximated the fair market value of our common stock at the time of issuance. The funds received by us from the convertible note are a part of the $6,500,000 equity line of credit and helped meet our working capital requirements.

         During the nine months ended November 30, 2000, we generated $310,500 from the sale of 900,000 restricted common shares, primarily in March and April. We issued 2,152,358 shares of restricted common stock in lieu of cash for various services through the nine months ending November 30, 2000, with the majority of these shares issued in the second fiscal quarter ending August 31, 2000.

Fiscal Year Ended February 28, 1999 Compared
to the Fiscal Year Ended February 28, 1998
------------------------------------------

         For the first time in its operating history, we generated revenue from sales in fiscal year 1999. The amount of such revenue was $64,657. This was the result of sales of Quick Fixx 2000 software. Costs of such sales equaled $31,336.

         Although we did not generate revenue until fiscal year 1999, we did incur marketing and selling expenses in the prior fiscal year. Marketing and selling expenses increased by $35,999 or 720% to $40,999 for the fiscal year ended February 28, 1999 from $5,000 for the fiscal year ended February 28, 1998. This increase was the result of increased marketing efforts. We expect to continue to increase our marketing and selling efforts as we acquire or develop additional technology products and services and as the current products are taken to market.

         General and administrative expenses other than marketing expenses increased by $277,821 or 665% to $319,572 for the 1999 fiscal year end from $41,751 for the 1998 fiscal year end. This increase was a result of an increase in the number of employees and consultants employed by Commercial Concepts as well as legal expenses. We expect that such expenses will continue to increase as our operations expand, but at a slower rate as we continue to develop.

         There were no research and development costs in fiscal year 1999.

                         LIQUIDITY AND CAPITAL RESOURCES

         At February 29, 2000, Commercial Concepts had cash and other current assets of $75,973 as compared to cash and other current assets of $94,535 at February 28, 1999. The decrease of $18,562 results primarily from greater product development efforts not fully offset by revenue from sales and various private placements of our common stock. The decrease was also caused in part by increased general and administrative costs and payments on debt obligations. During the year ended February 29, 2000, we acquired various equipment through the use of capital leases. As of February 29, 2000, we had $17,432 in long-term obligations resulting from capital leases.

         We borrowed $20,000 from an individual who is not a Commercial Concepts shareholder in December 1999, pursuant to a promissory note at the rate of 10% per annum being due and payable December 9, 2000.

         We generated $155,000 from the private placement of 700,000 shares of common stock in March 1999. Additional private placements through the remainder of the year totaling 1,700,000 shares yielded $178,000. We issued 10,987,350 shares of common stock in lieu of cash for various services through the year ending February 29, 2000 totaling $384,564. From August 26, 1998 to November 28, 1998, we raised a total of $310,000 from a private placement of our common stock.

Financial Statements

         The response to this Item is submitted in a separate section to this prospectus. See F-1.

Changes in and Disagreements with Accountants

         On August 31, 1999, Commercial Concepts terminated its independent auditor relationship with David T. Thomson, P.C.

         Thomson's report on the financial statements of Commercial Concepts for the fiscal year ended February 28, 1998, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. The Thomson report for the fiscal year ended February 28, 1998, contained a statement as to the ability of Commercial Concepts to continue as a going concern. Other than the foregoing, there were no adverse opinions or disclaimers of opinions, or qualifications or modifications as to uncertainty, audit scope or accounting principles.

         During the fiscal years ended February 28, 1997, 1998 and 1999, and the period March 1, 1999 through August 31, 1999, there were no disagreements with Thomson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures or any reportable events.

         On September 5, 1999, we engaged Fitzgerald Sanders, LLC ("Fitzgerald") as our independent auditors to audit and report on the financial statements for the fiscal year ended February 28, 1999.

         The decision to change accountants was approved by the Board of Directors. We authorized Thomson to respond fully to Fitzgerald's inquiries concerning Commercial Concepts.

         Prior to engaging Fitzgerald, neither Commercial Concepts nor anyone acting on its behalf consulted with Fitzgerald regarding the application of accounting principles to any specified transaction or the type of audit opinion that might be rendered on our financial statements. In addition, during our fiscal years ended February 29, 2000 and February 28,1999 and 1998, neither Commercial Concepts nor anyone acting on its behalf consulted with Fitzgerald with respect to any matters that were the subject of a disagreement or a reportable event.

         Fitzgerald Sanders has served as the independent accountants of Commercial Concepts, Inc. (the "Company") since August 1999 and has advised the Company on accounting and tax matters.

         Subsequent to the filing of Commercial Concept's May 31, 2000 quarterly financial statements, Fitzgerald Sanders, LLC dissolved and as a consequence resigned as the Company's independent accountants. The report of Fitzgerald Sanders on the financial statements of the Company for the past fiscal year contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles.

         During the Company's most recent fiscal year and through the date of this Report, the Company has had no disagreements with Fitzgerald Sanders on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Fitzgerald Sanders have caused it to make reference thereto in its report on the financial statements of the Company for such year.

         On October 10, 2000, the Board of Directors of the Company approved the change in independent accountants and the appointment of Christensen & Duncan CPA's LC as the new principal independent accountant of Registrant.

Executive Compensation

         We have no deferred compensation plan. The following sets forth a summary of cash and non-cash compensation for each of the last three fiscal years ended February 28, 2001, February 29, 2000 and February 28, 1999. Beginning in fiscal year 2001, we have instituted a performance-based bonus plan for management.

-----------------------------------------------------------------------------------------------------------------------
                                               Summary Compensation Table
-----------------------------------------------------------------------------------------------------------------------
                                                                                  Long-Term
                                                 Annual Compensation         Compensation Awards
-------------------------------- ---------- ------------------------------ ------------------------- ------------------
                                                                            Restricted    Options/
           Name and               Fiscal        Salary          Bonus          Stock       SARs #        All Other
      Principal Position           Year           $               $          Awards $                  Compensation
-------------------------------- ---------- --------------- -------------- -------------- ---------- ------------------
George E. Richards, Jr.            2001      $120,000(1)       $47,473(2)       --           --             --
     Chief Executive Officer       2000      $120,000(3)       $11,800(4)       --           --             --
                                   1999       $10,000(5)         --             --           --             --
                                                  --             --             --           --             --
-------------------------------- ---------- --------------- -------------- -------------- ---------- ------------------
Scott G. Adamson                   2001      $110,000(6)        $43,518(7)      --           --             --
     Executive Vice President      2000       $73,233(8)        $34,900(9)      --           --             --
                                   1999           --             --             --           --             --
                                                  --             --             --           --             --
-------------------------------- ---------- --------------- -------------- -------------- ---------- ------------------
Karl A. Hansen                     2001      $110,000(10)      $149,692(11)     --           --             --
     Chief Financial Officer       2000           --             $1,000(12)     --           --             --
                                   1999
-------------------------------- ---------- --------------- -------------- -------------- ---------- ------------------

1 $103,278 paid in cash and $16,722 deferred. Payment of deferred wages will be with cash or, at the option of Mr. Richards, in common stock valued at the average closing price of the common shares of Commercial Concepts during the periods in which Mr. Richard's compensation was deferred.

2 $28,695 received and $18,778 deferred. The amount received includes $5,387 paid in cash. The remainder of the amount received consists of restricted common stock. On August 23, 2000 we issued 37,363 shares of restricted common stock to Mr. Richards, valued at $.165 per share. On December 19, 2000 we issued 342,857 shares of restricted common stock to Mr. Richards, valued at $.05 per share. These transactions are reported at "Certain Relationships and Related Transactions." The deferred amount includes a future cash payment of $9,778 and future issuance of 138,462 shares of restricted common stock valued at $.065 per share.

3 $72,000 paid in cash and $48,000 deferred. Deferred compensation is payable by Commercial Concepts under the same conditions as described in Paragraph 1 above.

4 Bonus paid in stock. On December 23, 1999 we issued 147,500 restricted shares to Mr. Richards, valued at $.08 per share as reported at "Certain Relationships and Related Transactions."

5 Salary paid in stock. On February 3, 1999 we issued 50,000 shares, valued at $.20 per share as reported at "Certain Relationships and Related Transactions."

6 $91,664 paid in cash and $18,336 deferred. Deferred compensation is payable by Commercial Concepts to Mr. Adamson under the same conditions as described for Mr. Richards in Paragraph 1 above.

7 $27,018 received and $16,500 deferred. The amount received included $5,652 paid in cash. The remainder of the amount received consisted of restricted common stock. On August 23, 2000 we issued 34,253 restricted shares to Mr. Adamson, valued at $.165 per share. On December 19, 2000 we issued 314,286 restricted shares, valued at $.05 per share. These transactions are reported in "Certain Relationships and Related Transactions". The deferred bonus amount includes a future cash payment of $8,250 and future issuance of 126,953 shares of restricted common stock valued at $.065 per share.

8 $25,305 paid in cash and $47,928 deferred. Deferred compensation is payable by Commercial Concepts to Mr. Adamson under the same conditions as described for Mr. Richards in Paragraph 1 above.

9 Bonus amount consists of $9,900 paid in stock and $25,000 deferred. On December 23, 1999 Commercial Concepts issued 123,750 shares of restricted common stock to Mr. Adamson, valued at $.08 per share as reported at Item "Certain Relationships and Related Transactions." The deferred bonus compensation is payable by Commercial Concepts to Mr. Adamson under the same conditions as described for Mr. Richards in Paragraph 1 above.

10 $91,662 paid in cash and $18,338 deferred. Deferred compensation is payable by Commercial Concepts to Mr. Hansen under the same conditions as described for Mr. Richards in Paragraph 1 above.

11 $132,465 received and $17,227 deferred. The amount received included $3,512 paid in cash. The remainder of the amount received consisted of restricted common stock. On March 6, 2000 Mr. Hansen received 450,000 restricted shares of the 500,000 restricted shares awarded to him as an initial signing bonus, valued at $.02 per share. On May 31, 2000 Mr. Hansen received 200,000 restricted shares, valued at $.20 per share, of a total 500,000 issued as additional bonus to Mr. Hansen. The remaining 300,000 restricted shares of this additional bonus, also valued at $.20 per share, were issued to Mr. Hansen on January 2, 2001. These transactions are reported in "Certain Relationships and Related Transactions". The deferred bonus amount includes a future cash payment of $8,977 and future issuance of 126,953 shares of restricted common stock valued at $.065 per share.

12 Bonus amount consisted of 50,000 restricted common shares, valued at $.02. We issued the shares to Mr. Hansen on December 19, 1999 as part of his initial signing bonus.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 28, 2001 by (a) each person known to us to be the beneficial owner of more than 5% of our common shares; (b) each of our directors; (c) each executive officer; and (d) all the directors and executive officers as a group (5 persons). As of February 28, 2001, we had 28,192,589 shares of common stock issued and outstanding.

----------------------------------------------------------------------------------------------------------------------
                                        Security Ownership of Beneficial Owners
----------------------------------------------------------------------------------------------------------------------
                                                                                      Number of            Percent
                 Name                                   Address                     Shares Owned           of Class
---------------------------------------- --------------------------------------- --------------------- ---------------
George E. Richards, Jr.                  1992 S. Chokecherry                          2,490,357             8.8%
                                         Bountiful, UT 84010
---------------------------------------- --------------------------------------- --------------------- ---------------
Scott G. Adamson                         2485 S. Elaine Dr.                           1,635,289             5.8%
                                         Bountiful, UT 84010
---------------------------------------- --------------------------------------- --------------------- ---------------
Karl A. Hansen                           225 South 200 West                           1,424,976             5.1%
                                         Salt Lake City, UT 84101
---------------------------------------- --------------------------------------- --------------------- ---------------
Lee Kunz                                 Denver, CO                                   1,500,000             5.3%
---------------------------------------- --------------------------------------- --------------------- ---------------
Michael C. Lombardi                      755 East Gregg St.  #25                      1,750,000             6.2%
                                         Sparks, NV  89431
---------------------------------------- --------------------------------------- --------------------- ---------------
Michael Verdakis                         47 East 400 South                            1,613,164             5.7%
                                         Salt Lake City, UT 84111
---------------------------------------- --------------------------------------- --------------------- ---------------
The Keshet Fund L.P., Keshet L.P.,       Ragnall House, 18 Peel Road                  9,009,941            32.0%
Nesher Ltd., and Talbiya B. Douglas,     Isle of Man
Investments Ltd(1,2)                     1M1 4L2 United Kingdom
---------------------------------------- --------------------------------------- --------------------- ---------------
All officers and directors                                                            7,050,622            25.0%
as a group  (5 persons)

---------------------------------------- --------------------------------------- --------------------- ---------------

1 May be considered as a single person for purposes of determining beneficial ownership. John Clark is a director of the Keshet Fund, L.P., Keshet L.P., Nesher Ltd. and Talbiya B. Investments Ltd. and makes all investment decisions for those beneficial owners.

2 These selling shareholders may not be required to purchase more than 9.9% of the issued and outstanding shares of Commercial Concepts pursuant to the terms of their agreements with Commercial Concepts.

                            DESCRIPTION OF SECURITIES

         We are authorized to issue 75,000,000 shares of common stock with $.001 par value. The holders of the common stock are entitled to one vote per each share held and have the sole right and power to vote on all matters on which a vote of stockholders is taken. Voting rights are non-cumulative. The holders of shares of common stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefore and to share pro-rata in any distribution to shareholders. We anticipate that any earnings will be retained for use in our business for the foreseeable future. Upon liquidation, dissolution, or winding up of Commercial Concepts, the holders of the common stock are entitled to receive the net assets after distributions to the creditors. The holders of common stock do not have any pre-emptive right to subscribe for or purchase any shares of any class of stock. The outstanding shares of common stock and the shares offered hereby will not be subject to further call or redemption and will be fully paid and non-assessable.

Indemnification of Directors and Officers

         Commercial Concepts' articles of incorporation provide that it will indemnify any officer, director or former officer or director, to the full extent permitted by law. This could include indemnification for liabilities under securities laws enacted for shareowner protection. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Commercial Concepts pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         We are required pursuant to the Utah Revised Business Corporation Act to indemnify our officers and directors from liability to the extent that such officer or director is successful in defense of any proceedings. Our Articles of Incorporation and By-laws do not alter this statutory protection or provide any additional protection from liability. Under the Utah Revised Business Corporation Act, we may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in any capacity.

Certain Relationships and Related Transactions

         On December 19, 2000 we issued 342,857 restricted common shares to Richards & Associates, Inc., a Utah corporation, of which our current President and Chief Executive Officer, George E. Richards Jr., is the sole shareholder; 314,286 shares to Scott Adamson, Executive Vice President; 314,286 to Karl Hansen, Chief Financial Officer; and an aggregate of 500,172 shares to all other employees as our year-end employee bonus program.

         On August 23, 2000 we issued 37,367 restricted common shares to Richards & Associates, Inc., a Utah corporation, of which our current President and Chief Executive Officer, George E. Richards, Jr., is the sole shareholder; 34,253 shares to Scott G. Adamson, Executive Vice President; 25,690 shares to Karl Hansen, Chief Financial Officer, and an aggregate of 56,049 shares to three other management employees, in accordance with our six-month management performance incentive program, for the six month period ended June 30, 2000.

         In July of 2000, Lombardi Research Foundation ownership of 4,000,000 of our restricted shares was evenly divided between the Foundation's beneficial control parties, Vince C. Lombardi and Michael Angelo. Subsequent to the share division, Rule 144 filings for sale of the restricted shares have been submitted by Mr. Lombardi and Mr. Angelo for 250,000 shares and 150,000 shares respectively, leaving net ownership of our restricted shares at 1,750,000 for Mr. Lombardi and 1,850,000 for Mr. Angelo. Mr. Angelo has since transferred his shares to Michael Verdakis.

         On October 21, 1999, Karl Hansen accepted an offer to become the Chief Financial Officer of Commercial Concepts. Our offer included a bonus of 500,000 restricted common shares. The bonus was increased by an additional 500,000 shares on May 31, 2000. Mr. Hansen received 200,00 of these shares in May 2000, and the remaining 300,000 shares on January 2, 2001. Between October 21, 1999 and September 30, 2000, Mr. Hansen purchased 85,000 common shares of Commercial Concepts.

         Lee Kunz, a director since April 2000, purchased 300,000 common shares for $24,000 in November 1999, on behalf of L&B Charitable Trust, a Colorado trust. Mr. Kunz, on behalf of L & B Charitable Trust, on or about February 2000 also purchased 500,000 restricted common shares for $75,000. On or about January 2000, Mr. Kunz on behalf of L & B Charitable Trust purchased 200,000 restricted common shares for $20,000. The 200,000 shares acquired by L & B Charitable Trust were a part of the 2,198,000 shares issued to Scott G. Adamson, the Executive Vice President, in August 1999. The shares were endorsed to L & B Charitable Trust in March 2000.

         On or about April 18, 2000, L&B Charitable Trust purchased 500,000 restricted common shares for $100,000. The funds will be remitted to Commercial Concepts at the rate of $20,000 per month over five months. The purchase price also included two-year warrants to purchase an additional 500,000 common shares of Commercial Concepts at a price of $.50 in the first year and $.75 in the second year.

         Ron Poulton, the trustee of Tech Trust, a shareholder owning more than 5% of the outstanding shares of stock, rendered legal services to Commercial Concepts from 1985 to November 1999. Legal fees and expenses paid or payable to Mr. Poulton in the twelve-month period ended February 29, 2000 totaled $28,988 and totaled $57,862 and $5,700 for the fiscal years ended February 28, 1999 and 1998, respectively.

         On December 23, 1999, we issued 147,500 shares of common stock to Richards & Associates, Inc., a Utah corporation, of which George E. Richards, Jr., President and Chief Executive Officer, is the sole shareholder; 123,750 shares to Scott Adamson, Executive Vice President; 69,300 shares to Larry D. Rogers, Vice President; and an aggregate of 134,500 shares to all other employees as year-end employment bonuses.

         On December 15, 1999, we agreed to issue an option to purchase 500,000 shares of common stock, at an exercise price of $.104 per share, to Wilfred Blum, then a director, as repayment of $52,000 of reimbursements and other expenses allegedly owed by us to Mr. Blum. We have negotiated a written agreement regarding the same with Mr. Blum.

         In August of 1999, we reached an oral agreement with Cybercenters International, Inc., a principal shareholder of which is Scott Adamson, an Executive Vice President, to acquire all of the issued and outstanding stock of Cybercenters after February 28, 2000. As part of the transaction, we issued 342,000 shares of stock to three shareholders of Cybercenters in consideration of an oral agreement by such persons to pay an aggregate of $18,642. Mr. Adamson was issued 2,198,000 shares of common stock in consideration of an oral agreement to pay $131,880. At December 8, 2000, $80,880 of the obligation remains outstanding. The foregoing obligations are not due and payable until the stock is sold. Mr. Adamson subsequently endorsed 800,000 of the 2,198,000 common shares issued to him to other investors for the benefit of Commercial Concepts. All funds realized by such sales were remitted directly to us and partially offset Mr. Adamson's indebtedness to us. No interest accrues on the obligations.

         In July of 1999, Richards & Associates, Inc., a Utah corporation, of which Mr. Richards is the sole shareholder, and Wilfred Blum, then a director, each pledged 2,000,000 shares of stock personally held by them (for an aggregate amount of 4,000,000 shares) to Lombardi Research Foundation to secure a short-term loan to Commercial Concepts in the amount of $30,000. The proceeds of the loan were used to finance a business development trip to China and to purchase assets. The loan was to be repaid on or before August 1999. When the loan was not repaid by August 1999, Lombardi Research Foundation caused all 4,000,000 shares to be transferred to it pursuant to a security agreement. The shares pledged by Richards & Associates to secure the loan were issued to it on May 5, 1999 as described below. The shares pledged by Mr. Blum however, were issued to Mr. Blum by our transfer agent at Mr. Blum's request without the approval of the Board of Directors. Since all of the proceeds of the loan were used for our benefit, on December 23, 1999, we issued 2,000,000 shares of common stock to Richards & Associates to replace the shares that were transferred to Lombardi. We did not issue replacement shares to Mr. Blum. We have also implemented certain procedures to prevent the issuance of stock without the approval of the Board of Directors.

         On May 5, 1999, we issued 2,000,000 shares of common stock to Richards & Associates, Inc., a Utah corporation, of which our current Chief Executive Officer and President, George E. Richards, Jr., is the sole shareholder, in consideration of an oral agreement to pay Commercial Concepts $120,000. The obligation is not payable until the shares of stock are sold and no interest accrues on the obligation. The obligation is still outstanding as of December 8, 2000.

         On January 25, 1999, we issued 2,000,000 shares of restricted common stock valued at $.06 per share, for a total amount of $120,000 to Wilfred Blum, then a director and the Chief Executive Officer and President. Of the shares issued, 1,600,000 shares or $96,000 worth of stock was issued for services rendered during the fiscal year ended February 28, 1999, and 400,000 shares, or $24,000 worth of stock was issued to repay cash advances to Commercial Concepts.

On or about July 1999, we loaned $12,340 to Mr. Blum. No note was executed for this advance. The loan did not bear interest. The loan was repaid in calendar year 2000.

         On February 3, 1999, we issued 50,000 shares of restricted common stock valued at $.20 per share, for a total amount of $10,000 to Richards & Associates, Inc., a Utah corporation, of which Mr. George E. Richards, Jr., the current Chief Executive Officer and President, is the sole shareholder, for services rendered by Mr. Richards to Commercial Concepts during the fiscal year ended February 29, 1999.

Selling Security Holders

         The table below sets forth certain information regarding the beneficial ownership of the common stock by the selling security holders and as adjusted to give affect to the sale of the shares offered in this prospectus.

------------------------- ------------------- ---------------- -----------------
     Selling                Shares Owned         Shares           Shares Owned
  Security Holder          Before Offering       Offered          After Offering
------------------------- ------------------- ---------------- -----------------
 The Keshet Fund L.P.          1,118,421         1,118,421             -0-

 Keshet L.P.                   1,564,327         1,564,327             -0-

 Nesher Ltd.                   1,374,269         1,374,269             -0-

 Talbiya B. Investments        4,952,924(1)      4,952,924(1)          -0-
    Ltd.
------------------------- ------------------- ---------------- -----------------

1  Includes warrants to purchase 1,700,000 shares.

Plan of Distribution

         The shares of common stock offered hereby by the selling security holders may be sold from time to time by the selling security holders, or by the pledges, donees, transferees and other successors in interest. These pledges, donees, transferees and other successors in interest will be deemed "selling security holders" for the purposes of this prospectus. The shares of common stock may be sold on one or more exchanges or in the over-the-counter market (including the OTC Bulletin Board); or in privately negotiated transactions.

         The shares of common stock may be sold to or through brokers or dealers, who may act as agent or principal, or in direct transactions between the selling security holders and purchasers. In addition, the selling security holder may, from time to time, sell short the common stock, and in these instances, this prospectus may be delivered in connection with the short sale and the common stock offered hereby may be used to cover the short sale.

         Transactions involving brokers or dealers may include, without limitation, the following:

         o        ordinary brokerage transactions;

         o transactions in which the broker or dealer solicits purchasers;

         o block trades in which the broker or dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; and

         o purchases by a broker or dealer as a principal and resale by such broker or dealer for its account.

         In effecting sales, brokers and dealers engaged by the selling security holders or the purchasers of the shares of common stock may arrange for other brokers or dealers to participate. These brokers or dealers may receive discounts, concessions or commissions from the selling security holders and/or the purchasers of the shares of common stock for whom the broker or dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions).

         Commercial Concepts is bearing all of the costs relating to the registration of the shares of common stock other than certain fees and expenses, if any, of counsel and other advisors to the selling security holders. These costs are expected to include the following:

              Legal                                       $  22,500
              Accounting                                  $   3,000
              Misc., including filing fees                $   2,880
                                                          ---------
                       Total                              $ 28,380

         Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in the transaction, or both.

         Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

         Under certain circumstances, the selling stockholders and any broker-dealers that participate in the distribution might be deemed to be "underwriters" within the meaning of the Securities Act and any commission received by them and any profit on the resale of the shares of common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived.

         The four selling stockholders, The Keshet Fund L.P., Keshet L.P., Nesher Ltd., and Talbiya B. Investments, are "underwriters" within the meaning of the Securities Act in connection with the sale of common stock offered by them under this prospectus. These four investors are foreign entities and it may be difficult for us to enforce claims against them. Therefore, the selling stockholders will be subject to prospectus delivery requirements under t he Securities Act. Furthermore in the event of a "distribution" of their shares, the selling stockholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Rule 10b-6 under the Exchange Act or Regulation M under the Exchange Act, which prohibits, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until such person's participation in that distribution is completed. In addition, Rule 10b-7 under the Exchange Act or Regulation M prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         If we are notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special order, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act, disclosing the following:

         o The names of the selling stockholders and of the participating broker-dealer(s);

         o The number of shares involved; o The price at which such shares were sold;

         o The commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         o That such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o        Other facts material to the transaction.

         The selling stockholders may be entitled under agreements entered into with us to indemnification from us against liabilities under the Securities Act.

         In order to comply with certain state securities laws, if applicable, these shares of common stock will not be sold in a particular state unless they have been registered or qualified for sale in that state or any exemption from registration or qualification is available and complied with.

                                     EXPERTS

         The consolidated balance sheets of Commercial Concepts, Inc. as of February 29, 2000 and the related statements of operations, stockholders' deficit and cash flows for the period ended February 29, 2000, included in this prospectus, have been included herein in reliance on the report of Fitzgerald Sanders, LLC, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         Ray Quinney & Nebeker PC has passed on certain legal matters for Commercial Concepts in connection with this offering. No attorney at Ray Quinney & Nebeker is related by blood or otherwise to any affiliate of Commercial Concepts, nor does any attorney at Ray Quinney & Nebeker beneficially own any of the securities of Commercial Concepts.

                    WHERE CAN YOU FIND ADDITIONAL INFORMATION

         A Registration Statement on Form SB-2, including amendments thereto, relating to the units offered hereby has been filed with the Securities and Exchange Commission. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to Commercial Concepts and the shares offered hereby, reference is made to such registration statement, exhibits and schedules. A copy of the registration statement may be inspected by anyone without charge at the commission's principal office located at:

                                       Securities and Exchange Commission
                                       450 Fifth Street, N.W.
                                       Washington, D.C. 20549

         Northeast Regional Office:    Securities and Exchange Commission
                                       7 World Trade Center, 13th Floor
                                       New York, NY 10048

         Midwest Regional Office:      Securities and Exchange Commission
                                       Northwest Atrium Center,
                                       500 West Madison Street,
                                       Chicago, IL 60661-2511

         Copies of all or any part thereof may be obtained from the public reference branch of the commission upon the payment of certain fees prescribed by the commission. The commission also maintains a site on the worldwide web at http://www.sec.gov that contains information regarding registrants that file electronically with the commission.

Exhibits and Reports on Form SB-2

         The following Exhibits are filed herewith pursuant to Rule 601 of regulation S-B or are incorporated by reference to previous filings.

Exhibit No.    SEC Reference Document
-----------    ----------------------
     2.1       Articles of Incorporation*
     2.2       Bylaws*
     4.1       Convertible Notes
     4.2       Warranty
     5.1       Opinion and Consent of Ray, Quinney & Nebeker
     10.1      Lease Agreement, dated November 10, 1999*
     10.2      Office Building Lease, dated February 18, 1999*
     10.3      First Amendment to Office Building Lease, dated October 5, 1999*
     10.4      Agreement to Develop Software, dated June 27, 1999*
     10.5      Settlement Agreement and General Release with Larry Rogers**
     10.6      Commercial Concepts, Inc. Bonus Plan
     10.7      Intermountain Health Care Agreement
     24.1      Consent of Fitzgerald Sanders, LLC
     24.2      Consent of David T. Thompson, P.C.
     24.3      Consent of Christensen & Duncan, CPAs, LC
     24.4      Consent of Ray, Quinney & Nebeker is contained in Exhibit 5.1

               * Incorporated by reference from Registration Statement on Form 10, as filed on March 6, 2000

               ** Incorporated by reference from Form 10-KSB, as filed on
                  May 30, 2000

                            Financial Statements and
                            Supplementary Information

                            Commercial Concepts, Inc.

                As of November 30, 2000 (Unaudited) and February
          29, 2000 and for the (Unaudited) three and nine months ended
                           November 30, 2000 and 1999
                         With Accountants' Review Report

                            Commercial Concepts, Inc.

                            Financial Statements and
                            Supplementary Information

            As of November 30, 2000 (Unaudited) and February 29, 2000
               and for the (Unaudited) Three and Nine Months Ended
                           November 30, 2000 and 1999

                                    Contents

Accountants' Review Report..................................................F-2

Financial Statements:
    Balance Sheets as of November 30, 2000 (Unaudited) and February
      29, 2000..............................................................F-3
    Unaudited Statements of Operations for the three and nine months ended November 30, 2000 and 1999......................................F-4
    Unaudited Statement of Stockholders' Equity for the nine months ended November 30, 2000...............................................F-5
    Unaudited Statements of Cash Flows for the nine months ended
      November 30, 2000 and 1999............................................F-6

Notes to Reviewed Financial Statements......................................F-7

                      Accountants' Review Report

Board of Directors
Commercial Concepts, Inc.
Salt Lake City, Utah

We have reviewed the accompanying balance sheet of Commercial Concepts, Inc. as of November 30, 2000 and the related statements of operations for the three and nine months then ended and statements of stockholders' deficit and of cash flows for the nine months then ended in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Commercial Concepts, Inc. The balance sheet of the Company as of February 29, 2000 was audited by other auditors whose report dated May 17, 2000 expressed an unqualified opinion on those statements and included an explanatory paragraph concerning the Company's ability to continue as a going concern.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.


/s/ CHRISTENSEN & DUNCAN CPA's LC

CHRISTENSEN & DUNCAN CPA's LC
January 8, 2001

                           COMMERCIAL CONCEPTS, INC.
                                 BALANCE SHEETS
                     November 30, 2000 and February 29, 2000

                                                                       November 30,   February 29,
                             ASSETS                                       2000            2000
                                                                      ------------    ------------
                                                                       (Unaudited)
CURRENT ASSETS
     Cash in bank                                                     $      3,843          31,171
     Accounts receivable                                                    18,400          37,811
     Prepaid expenses                                                       11,692           6,991
                                                                      ------------    ------------
       Total current assets                                                 33,935          75,973

PROPERTY AND EQUIPMENT
     Property and equipment                                                115,539          93,140
     Less: accumulated depreciation                                        (41,041)        (22,810)
                                                                      ------------    ------------
        Property and equipment, net                                         74,498          70,330
                                                                      ------------    ------------
OTHER ASSETS
     Investment in software development                                    540,850             100
                                                                      ------------    ------------
TOTAL ASSETS                                                          $    649,283         146,403
                                                                      ============    ============

               LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
     Accounts payable and accrued expenses                            $    263,894         269,265
     Short term debt                                                       147,986          49,514
                                                                      ------------    ------------
       Total current liabilities                                           411,880         318,779

LONG TERM DEBT                                                             523,723          17,432

STOCKHOLDERS'  DEFICIT
     Common stock, $.001 par value, 75,000,000 shares
     authorized, 26,720,988 and 23,683,630 shares issued
     and outstanding, respectively                                          26,721          23,683
     Due from shareholders for sale of company stock                      (200,880)       (225,922)
     Additional paid-in capital                                          2,713,441       2,015,357
     Accumulated deficit                                                (2,825,602)     (2,002,926)
                                                                      ------------    ------------
         Total Stockholders' Deficit                                      (286,320)      ( 189,808)
                                                                      ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS'  DEFICIT                          $    649,283         146,403
                                                                      ============    ============

  See accompanying notes to financial statements and accountants' review report

                            COMMERCIAL CONCEPTS, INC.
                      STATEMENTS OF OPERATIONS (UNAUDITED)
             Three and Nine Months Ended November 30, 2000 and 1999




                                                   Three months ended                 Nine months ended
                                                       November 30,                        November 30,
                                                   2000             1999               2000              1999
                                                   ----             ----               ----              ----
REVENUES:
         Sales                                $     17,550      $    117,065      $     55,951      $    219,555
         Less cost of goods sold                     2,750            29,538            12,911           65,483
                                              ------------      ------------      ------------      ------------
         Gross Profit                               14,800            87,527            43,040           154,072

EXPENSES:
      General and Administrative Expenses          152,928           186,960           442,882           481,715
      Services provided for common stock                 -                 -           363,388            58,995
      Depreciation                                   7,164             3,394            18,230            10,194
      Interest                                      12,399                 -            49,007             3,131
                                              ------------      ------------      ------------      ------------
      Total Expenses                               172,491           190,354           873,507           554,035
                                              ------------      ------------      ------------      ------------

NET LOSS FROM OPERATIONS                          (157,691)         (102,827)         (830,467)         (399,963)

OTHER INCOME:
      Interest                                         261                 -               384                 -
      Other                                          4,934                 -             7,407                 -
                                              ------------      ------------      ------------      ------------

NET LOSS BEFORE INCOME TAXES                      (152,496)         (102,827)         (822,676)         (399,963)

PROVISION  FOR INCOME TAXES                              -                 -                 -                 -
                                              ------------      ------------      ------------      ------------
NET LOSS                                      $   (152,496)     $   (102,827)     $   (822,676)     $   (399,963)
                                              ============      ============      ============      ============

NET LOSS PER COMMON SHARE:
Weighted Average Shares Outstanding:
      Basic                                     26,725,988        18,806,280        25,997,636        15,124,698
      Diluted                                   26,725,988        18,806,280        25,997,636        15,124,698

Net Loss per Common Share:
      Basic                                          (.006)            (.005)            (.032)            (.026)
      Diluted                                        (.006)            (.005)            (.032)            (.026)

 See accompanying notes to financial statements and accountants' review report.

                            COMMERCIAL CONCEPTS, INC.
                  STATEMENT OF STOCKHOLDERS' EQUITY (UNAUDITED)
                       Nine Months Ended November 30, 2000


                                                                           Paid-In
                                                   Common Stock           Capital in
                                              ---------------------       Excess of      Accumulated
                                              Shares         Amount       Par Value        Deficit
                                              ------         ------       ---------        -------
Balance, February 29, 2000                  23,683,630    $   23,683    $  2,015,357    $(2,002,926)

Issuance of common stock for
services at various dates                    2,152,358         2,153         361,235              -

Issuance of common stock for cash
at various dates                               900,000           900         309,660              -

Net loss for nine months ended
November 30, 2000                                    -             -               -       (822,676)

Beneficial note conversion feature                   -             -          27,174              -

Cancellation of shares                         (15,000)          (15)             15              -
                                            ----------    ----------    ------------    -----------
Balance, November 30, 2000                  26,720,988    $   26,721    $  2,713,441    $(2,825,602)
                                            ==========    ==========    ============    ===========

 See accompanying notes to financial statements and accountants' review report.

                            COMMERCIAL CONCEPTS, INC.
                      STATEMENTS OF CASH FLOWS (UNAUDITED)
                  Nine Months Ended November 30, 2000 and 1999

                                                                         2000            1999
                                                                         ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES
        Net loss                                                    $   (822,676)       (399,963)
        Non cash items included in net loss:
          Services paid in stock                                         363,388          58,995
          Depreciation                                                    18,230          10,194
          Interest expense on convertible note
            conversion feature                                            27,174               -

        Changes in assets and liabilities:
          Increase in prepaid expenses                                    (4,701)         (9,725)
          (Increase) decrease in accounts receivable                      19,411         (77,112)
          Increase in accounts payable                                    18,352          28,352
                                                                    ------------    ------------
          Net Cash Flows used in Operating Activities                   (380,822)       (389,259)

CASH FLOWS FROM INVESTING ACTIVITIES
          Increase in investment in software development                (540,750)              -
          Purchase of equipment                                          (22,398)        (29,782)
                                                                    ------------    ------------
          Net Cash Flows used in Investing Activities                   (563,148)        (29,782)

CASH FLOWS FROM FINANCING ACTIVITIES
          Cash proceeds from sale of stock                               310,560         300,928
          Stockholder loans, net                                          25,042          41,868
          Net proceeds from short-term debt                               98,472               -
          Proceeds from long-term debt                                   500,000               -
          Payment of long-term debt                                      (17,432)              -
          Net Cash Flows from Financing Activities                       916,642         342,796
                                                                    ------------    ------------
NET DECREASE IN CASH                                                     (27,328)        (76,245)

CASH AND CASH EQUIVALENTS AT BEGINNING
OF PERIOD                                                                 31,171           77,695
                                                                    ------------    ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                          $      3,843           1,450
                                                                    ============    ============

SUPPLEMENTAL INFORMATION:
CASH PAID DURING THE PERIOD FOR INTEREST                            $     16,382           3,131
                                                                    ============    ============

 See accompanying notes to financial statements and accountants' review report.

                            COMMERCIAL CONCEPTS, INC
                     NOTES TO REVIEWED FINANCIAL STATEMENTS

NOTE 1 - THE COMPANY

Business Operations Commercial Concepts, Inc. (The Company) creates proprietary software platforms. From these platforms individual internet related database software products are developed. As each product completes beta testing the Company seeks a distribution partner to market and provide ongoing support for the product.

The Company has elected a February fiscal year end for accounting and reporting purposes.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Cash Equivalents - The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Equipment - The cost of equipment is depreciated over the estimated useful lives of the related assets. The cost of leasehold improvements is depreciated (amortized) over the lesser of the length of the related leases or the estimated useful lives of the assets.

Capitalization of Software Development Costs - The Company's policy is to expense research and development costs until technological feasibility is reached and all related research and development activities are completed, subsequent production expenses to bring the product to market are then capitalized. Capitalization of software costs is discontinued when the product is available for general release to customers. Amortization expense of capitalized software costs has not been provided for in the accompanying statements of operations because the software products are not available as yet for sale to customers.

Income Taxes - Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates the continuation of the Company as a going concern

In order to develop additional working capital and attract continued equity investment the Company has reorganized management, formulated a new business plan, and developed and marketed new business products. On or about July 18, 2000, the company initiated a $6,500,000 equity line of credit with a private investment group (see Note 7). The equity line of credit will be formalized upon Securities and Exchange Commission acceptance of the Company's SB-2 registration statement. Through November 30, 2000, the Company has borrowed $500,000 under this line of credit. Management believes that the actions presently being taken will provide the opportunity for the Company to continue as a going concern.

                            COMMERCIAL CONCEPTS, INC
                     NOTES TO REVIEWED FINANCIAL STATEMENTS

NOTE 4 - INCOME TAXES

Deferred tax assets at November 30, 2000 consisted of the following:

     Deferred tax asset arising from:
          Net operating loss carryforwards               $    975,000

     Less allowance valuation at 100%                        (975,000)
                                                         ------------
Deferred tax asset                                       $       NONE
                                                         ============

The Company has unused net operating loss carry forwards of approximately $2,600,000 to offset future taxable income which expire at various times and amounts through 2015.

NOTE 5 - NOTES PAYABLE
                                                               Long
                                                  Current      Term      Total
                                                  -------      ----      -----

Advances payable by shareholder, at 15% interest
annually. No repayment terms have been
established. No note has been executed for this
advance.                                          $  3,999        -   $  3,999


Note payable to individual dated June 15, 2000 at
10% interest annually, due December 15, 2000        42,988        -     42,988


Note payable to shareholder, dated June 22, 2000,
at 15% interest annually, due December 22, 2000.    20,000        -     20,000

Note payable to shareholder, dated August 28,
2000, at 15% interest annually, due August 28,
2001.                                               10,000        -     10,000

Note payable to individual, dated June 22, 2000,
at 10% interest annually, due December 22, 2000.
Terms include option to convert into 200,000
shares of common stock at $.10 per share.           20,000        -     20,000

Note payable to shareholder, dated September 1,
2000 at 15% interest annually, due September 1,
2001.                                               10,000              10,000

Note payable to shareholder/director, dated
November 3, 2000 at 15% interest annually, due
December 3, 2000.                                   15,000              15,000

Convertible notes payable (see Note 7)             508,548             508,548

Other Advances                                      21,485      418     21,903

Obligations under capital leases (see Note 9)        4,514   14,757     19,271
                                                  -------- --------   --------
Totals                                            $147,986 $523,723   $671,709
                                                  ======== ========   ========

                            COMMERCIAL CONCEPTS, INC
                     NOTES TO REVIEWED FINANCIAL STATEMENTS

NOTE 5 - NOTES PAYABLE (CONTINUED)

Long term debt at November 30, 2000 is scheduled to mature as follows:

           2001                        147,986
           2002                          4,514
           2003                        513,660
           2004                          4,514
           2005                          1,035
                                       -------
           Total                       671,709
                                       =======


NOTE 6 - LOANS RECEIVABLE FROM SHAREHOLDERS FOR SALE OF COMPANY STOCK

The following summarizes receivable amounts due to the company for sale of company stock:

         2,000,000 shares issued May 5, 1999 to a
         company officer valued at $.06 per share          $ 120,000

         1,598,000 shares issued August 9, 1999 to
         a company officer, valued at $.06 per
         share.                                               80,880
                                                           ---------
         Remaining balance due                             $ 200,880
                                                           =========

NOTE 7 - CONVERTIBLE NOTES PAYABLE

Through November 30, 2000, the Company issued to a private investment group two $250,000, 6% convertible notes due July 20, 2003 and September 20, 2003, respectively.. The notes are convertible into common shares of the Company based upon the three lowest closing prices for the Company during the thirty trading days prior to the date of the note, or the three lowest closing prices during the sixty trading days prior to the conversion date. In accordance with Emerging Issues Task Force No. 98-5, the Company recorded interest expense and a corresponding increase to additional paid-in capital in the amount of $27,174 in connection with the beneficial conversion feature during the nine months ended November 30, 2000. The Company retains a redemption clause in the notes that allow the Company to repurchase the notes upon payment of 130% of the note's face value, plus accrued interest. In addition, 850,000 five-year warrants were issued for shares of the Company's common stock at an exercise price of $0.4375, in connection with the issuance of the first $250,000 note and 850,000 five-year warrants were issued at an exercise price of $.1925, in connection with the second $250,000 note, which exercise prices approximated the fair market value of the Company's common stock. These convertible notes are part of a $6,500,000 equity line of credit (see Note 3). The entire line will become available to the Company upon successful registration by the Company of an SB-2 filing with the Securities and Exchange Commission.

On December 3, 2000, the Company received $300,000 from a private investment group under the terms of a convertible 8% note payable due December 3, 2003. In connection therewith, the Company issued 750,000 five-year warrants having an exercise price of $0.115.

                            COMMERCIAL CONCEPTS, INC
                     NOTES TO REVIEWED FINANCIAL STATEMENTS

NOTE 8 - RELATED PARTY TRANSACTIONS

On or about April 18, 2000 L&B Charitable Trust purchased 500,000 restricted common shares of the Company for $100,000. The purchase price also included two-year warrants to purchase an additional 500,000 common shares of the Company at an exercise price of $0.50 in the first year and $0.75 in the second year.

On May 31, 2000, the company issued 500,000 restricted shares of company stock to an officer of the Company for services, valued at $.20 per share, for a total of $100,000.

On August 16, 2000, the Company issued a total of 97,306 restricted shares of company stock to three officers of the company for services, valued at $ .281 per share for a total of $27,343.

NOTE 9 - LEASE COMMITMENTS

As of November 30, 2000, the Company leased office space and certain equipment under various non-cancelable operating and capital leases. Future minimum lease payments required under the operating and capital leases are as follows:

                                                    Operating         Capital
                                                     Leases           Leases
                                                    ---------       ----------
     2001   ...................................     $  74,451       $    8,064
     2002   ...................................        77,421            8,064
     2003   ...................................        80,514            8,064
     2004   ...................................        62,181            8,064
     2005   ...................................             -            2,181
                                                    ---------       ----------
     Total minimum lease payments                   $ 294,567           34,437
                                                    =========

     Less amount representing interest                                  15,166
                                                                    ----------

     Present value of net minimum lease payments                        19,271

     Less current portion                                                4,514
                                                                    ----------

         Total                                                      $   14,757
                                                                    ==========

As  of  November  30,  2000,   the  Company  has   equipment   purchased   under
non-cancelable   capital   leases  with  a  cost  of  $22,570  and   accumulated
amortization of $3,300.

                            COMMERCIAL CONCEPTS, INC.

                 FINANCIAL STATEMENTS AND ADDITIONAL INFORMATION

                FEBRUARY 29, 2000, AND FEBRUARY 28, 1999 AND 1998

                        WITH ACCOUNTANTS' REPORT THEREON

                          Independent Auditors' Report

To the Board of Directors and Stockholders of Commercial Concepts, Inc.
Salt Lake City, Utah

We have audited the accompanying balance sheets of Commercial Concepts, Inc. (a Utah corporation) as of February 29, 2000, and February 28, 1999, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements and supplementary information of Commercial Concepts, Inc. as of February 28, 1998 were audited by other auditors whose report dated March 11, 1998, on those statements included an explanatory paragraph that described a substantial doubt about the Company's ability to continue as a going concern due to losses from operations and limited working capital discussed on Note 4 to the financial statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Commercial Concepts, Inc. as of February 29, 2000 and February 28, 1999, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements as of February 29, 2000, have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has suffered recurring losses from operations and has limited working capital. The factors raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Fitzgerald Sanders, LLC

Fitzgerald Sanders, LLC
Salt Lake City, Utah
May 17, 2000


                            COMMERCIAL CONCEPTS, INC.
                                 BALANCE SHEETS
                     February 29, 2000 and February 28, 1999

                               ASSETS                                       2000             1999
                                                                       --------------   --------------
CURRENT ASSETS
         Cash in bank                                                  $      31,171           77,695
         Accounts receivable                                                  37,811                -
         Due from officer                                                          -           12,340
         Inventory                                                                 -            4,500
         Prepaid expenses                                                      6,991                -
                                                                       --------------   --------------
             Total current assets                                             75,973           94,535
                                                                       --------------   --------------

EQUIPMENT
         Equipment                                                            86,140           38,033
         Leasehold improvements                                                7,000

         Less:  accumulated depreciation                                     (22,810)          (7,213)

             Net property and equipment                                       70,330           30,820
                                                                       --------------   --------------

OTHER ASSETS
         Software marketing rights                                               100              100
                                                                       --------------   --------------

TOTAL ASSETS                                                           $     146,403          125,455
                                                                       ==============   ==============

                LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
         Accounts payable                                              $     106,902           55,661
         Accrued expenses                                                    162,363                -
         Long-term debt - short term                                          49,514                -
                                                                       --------------   --------------
              Total Current Liabilities                                      318,779           55,661
                                                                       --------------   --------------
Long term debt                                                                17,432                -
                                                                       --------------   --------------

STOCKHOLDERS' EQUITY
         Common Stock, $.001 par value, 50,000,000 shares
           authorized, 23,683,630, and 9,136,280 shares
           issued and outstanding, respectively                               23,683            9,136
         Stock subscriptions receivable                                     (225,922)               -
         Additional paid-in capital                                        2,015,357        1,231,580
         Accumulated Deficit                                              (2,002,926)      (1,170,922)
                                                                       --------------   --------------

              Total Stockholders' Equity                                    (189,808)          69,794
                                                                       --------------   --------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $     146,403          125,455
                                                                       ==============   ==============

    The accompanying notes are an integral part of these financial statements

                            COMMERCIAL CONCEPTS, INC.
                            STATEMENTS OF OPERATIONS
         Years Ended February 29, 2000, and February 28, 1999 and 1998

                                                             2000              1999             1998
                                                        -------------     -------------     -------------
REVENUES:
         Sales                                          $     261,263            64,657                 -
                                                        -------------     -------------     -------------
           Total Revenues                                     261,263            64,657                 -

Less cost of goods sold                                        81,797            31,336                 -
                                                        -------------     -------------     -------------

Gross Profit                                                  179,466            33,321                 -
                                                        -------------     -------------     -------------

EXPENSES
         General and Administrative expenses                  630,997           360,571            46,751
         Services provided for common stock                   239,402           121,275                 -
         Bad Debts                                             55,770                 -                 -
         Depreciation                                          15,597             6,203            24,421
         Abandoned Acquisitions                                80,000                 -            83,600
         African project-funds transferred
           to other members of venture                              -                 -            43,357
                                                        -------------     -------------     -------------
           Total Expenses                                   1,021,766           488,049           198,129
                                                        -------------     -------------     -------------

NET LOSS FROM OPERATIONS                                     (842,300)         (454,728)         (198,129)

OTHER INCOME (EXPENSE)
         Miscellaneous income                                  15,806                 -             1,244
         Interest income                                            -               159                19
         Interest expense                                      (5,510)           (2,630)                -
                                                        -------------     -------------     -------------

NET LOSS                                                $    (832,004)         (457,199)         (196,866)
                                                        =============     =============     =============

LOSS PER SHARE                                          $        (.05)             (.08)            (0.04)
                                                        =============     =============     =============

    The accompanying notes are an integral part of these financial statements

                            COMMERCIAL CONCEPTS, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
          Years Ended February 29, 2000, and February 28, 1999 and 1998

                                                                                Paid - In
                                                   Common Stock                 Capital in
                                                   ------------                 Excess of       Accumulated
                                               Shares         Amount            Par  Value         Deficit
                                               ------         ------            ----------         -------
Balance, February 28, 1997                  4,700,930      $   4,701              706,340         (516,857)

Issuance of shares for software and
documentation at par value ($.001)
February 1998                                 100,000            100                    -                -

Contributed capital, January  and
February, 1998                                      -              -               16,000                -

Issuance of common stock for cash at
$2.00 per share, February, 1998                 2,500              2                4,998                -

Net loss for the year ended
February 28, 1998                                   -              -                    -         (196,866)
                                            ---------      ---------            ---------       ----------

BALANCE, February 28, 1998                  4,803,430      $   4,803              727,338         (713,723)

Issuance of common stock for cash at
various dates during the year               1,221,000          1,671              315,500                -

Issuance of common stock for services at
various dates during the year               2,472,850          2,000              114,150                -

Issuance of common stock for
repayment of officer advances at various
dates during the year                         639,000            662               74,592                -

Net loss for the year ended
February 28, 1999                                   -              -                    -         (457,199)
                                            ---------      ---------            ---------       ----------

Balance, February 28, 1999                  9,136,280      $   9,136            1,231,580       (1,170,922)

   The Accompanying notes are an integral part of these financial statements.

                            COMMERCIAL CONCEPTS, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
    Years Ended February 29, 2000, and February 28, 1999 and 1998 (Continued)

                                                                                Paid - In
                                                   Common Stock                 Capital in
                                                   ------------                 Excess of       Accumulated
                                               Shares         Amount            Par  Value         Deficit
                                               ------         ------            ----------         -------
Balance February 28, 1999                   9,136,280      $   9,136            1,231,580       (1,170,922)

Issuance of common stock
for acquistions                               700,000            700               79,600                -

Issuance of common stock for repayment
of loans                                      100,000            100                    -                -

Litigation settlement, Note 11                360,000            360

Issuance of common stock for cash at
various dates during the year               2,400,000          2,400              330,600                -

Issuance of common stock for services at
various dates during the year              10,987,350         10,987              373,577                -

Net loss for the year ended
February 29, 2000                                   -              -                    -         (832,004)
                                           ----------      ---------            ---------       ----------

Balance, February 29, 2000                 23,683,630      $  23,683            2,015,357       (2,002,926)
                                           ==========      =========            =========       ==========

   The Accompanying notes are an integral part of these financial statements.

                            COMMERCIAL CONCEPTS, INC
                         STATEMENTS OF CASH FLOWS Years
             Ended February 29, 2000, and February 28, 1999 and 1998

                                                             2000               1999              1998
                                                         -----------        -----------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES
         Net (loss) from current operations              $  (832,004)       $  (457,199)      $   (196,866)
         Items not requiring current cash flows:                   -                  -                  -
             Services paid in stock                          239,402            121,275                  -
             Decrease in officer loans paid in stock               -             28,929                  -
             Depreciation                                     15,597              6,203             24,421
             Loss on building reconveyance                         -                  -             83,600
             Assets conveyed to individuals as
               compensation                                        -                  -             21,092
         Changes in assets and liabilities
             (Increase) in deposits                                -              5,385             (5,385)
             (Increase) in prepaid expense                    (6,991)                 -                  -
             (Increase) in accounts receivable               (37,811)                 -                  -
             (Increase) in inventory                           4,500             (4,500)                 -
             (Increase) decrease in stock sales
                receivable                                         -                  -             30,023
             (Decrease) increase in accounts payable          51,241             46,561              8,382
             (Decrease) increase in accrued expenses         162,363                  -             (7,488)
             Increase (decrease) in franchise taxes                -               (905)               100
                                                         -----------        -----------       ------------

         Net Cash Flows used in Operating Activities        (403,703)          (254,251)           (42,121)
                                                         -----------        -----------       ------------

CASH FLOWS FROM INVESTING ACTIVITIES
         Purchase of equipment                               (32,537)           (11,831)            (7,850)
                                                         -----------        -----------       ------------

         Net Cash Flows used in Investing Activities         (32,537)           (11,831)            (7,850)
                                                         -----------        -----------       ------------

CASH FLOWS FROM FINANCING ACTIVITIES
         Cash receipts from sale of stock and capital
           contributions                                     333,000            311,800             21,000

         Increase in stockholder loans                        45,000                  -                  -
         Stockholder loan repayment                           12,340                  -                  -
         Stockholder loans                                      (624)            31,256              4,725
                                                         -----------        -----------       ------------

         Net Cash Flows from Financing Activities            389,716            343,056             25,725
                                                         -----------        -----------       ------------

   The accompanying notes are an integral part of these financial statements.

                            COMMERCIAL CONCEPTS, INC.
                      STATEMENTS OF CASH FLOWS (Continued)
          Years Ended February 29, 2000, and February 28, 1999 and 1998

                                                             2000               1999              1998
                                                         -----------        -----------       ------------
NET INCREASE (DECREASE) IN CASH                          $   (46,524)            76,974            (24,246)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD              77,695                721             24,967
                                                         -----------        -----------       ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD               $    31,171        $    77,695                721
                                                         ===========        ===========       ============

SUPPLEMENTAL INFORMATION:
CASH PAID FOR:
               Interest                                  $     5,510        $     2,630                  -
                                                         ===========        ===========       ============
               Income taxes                              $       100        $       100                100
                                                         ===========        ===========       ============

NON CASH TRANSACTIONS
         Shares issued to pay for services               $   384,564        $   116,150                  -
                                                         ===========        ===========       ============
         Shares conveyed to officers for loan
         repayments                                      $         -        $    28,929             21,092
                                                         ===========        ===========       ============
         Shares issued for software and documentation    $         -        $         -                100
                                                         ===========        ===========       ============
         Equipment purchased for debt                    $    25,570        $         -                  -
                                                         ===========        ===========       ============

    The accompanying notes are an integral part of these financial statements

                  AUDITOR'S REPORT ON SUPPLEMENTARY INFORMATION

Our report on our audits of the basic financial statements of Commercial Concepts, Inc. for February 29, 2000 and February 28, 1999 appears on page 2. These audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary Schedule of General and Administrative Expenses is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic statements taken as a whole. The supplementary information of Commercial Concepts, Inc. as of February 28, 1998, was audited by other auditors whose report dated March 11, 1998, expressed an unqualified opinion on that supplementary information.

/s/ Fitzgerald Sanders, LLC

Salt Lake City, Utah
May 17, 2000

                            COMMERCIAL CONCEPTS INC.
                 Schedule of General and Administrative Expense
          Years Ended February 29, 2000, and February 28, 1999 and 1998

                                                            2000             1999              1998
                                                        -----------      -----------       -----------
Accounting                                              $    11,735            6,353             4,880
Bank Charges                                                  1,002            2,091               622
Taxes and licenses                                               14            1,798                 -
Consulting fees                                             387,857           16,090            26,211
Education and seminars                                            -                -                64
Postage and deliveries                                        3,314            1,058                 -
Salaries and wages                                                -          131,765                 -
Liability insurance                                             783                -                 -
Health insurance                                             22,664                -                 -
Investor relations                                            1,912                -             1,292
Janitorial                                                        -                -                 -
Laboratory supplies                                               -                -                 -
Legal                                                        53,641           57,862             5,700
Maintenance and repairs                                       3,288            3,385                81
Marketing                                                     5,214           40,999             5,000
Meals and entertainment                                       2,339                -                 -
Office lease                                                 27,786                -             1,340
Office supplies and expense                                   3,787            8,346                78
Rental equipment                                             11,648                -                 -
Subcontractors                                                    -                -                 -
Tools                                                         5,582            1,755               424
Telephone                                                    27,911           21,348               105
Travel                                                       52,148           24,751               594
Rent                                                              -           31,247                 -
Utilities                                                       394              859               250
Other Expenses                                                6,257           10,864                10
State franchise tax                                             100              100               100
                                                        -----------      -----------       -----------
     Total general and administrative expense           $   629,376      $   360,571            46,751
                                                        ===========      ===========       ===========

                            COMMERCIAL CONCEPTS, INC

                          NOTES TO FINANCIAL STATEMENTS

                     FEBRUARY 29, 2000 AND FEBRUARY 28, 1998



NOTE 1  -  SIGNIFICANT ACCOUNTING POLICIES

Business Operations The Company creates proprietary software platforms. From these platforms individual internet related database software products are developed. As each product completes beta testing the Company seeks a distribution partner to market and provide ongoing support for the product.

Development Stage Classification - Commercial Concepts, Inc. was incorporated in the state of Utah on March 1, 1984. Until February 28, 1998, the Company has been defined as a development stage company because it had not commenced planned principal operations and did not have operational revenues, but only sold its common stock to the public. In November 1997, the Company experienced a change in its Board of Directors and management. Under the new management the Company engaged in the purchasing of computer software products and in marketing and distributing them, and effective March 1, 1998, has been an operating company not subject to development stage company disclosures.

The Company has elected a February Fiscal year end for accounting and reporting purposes.

Provision for income taxes - No provision for income taxes has been made in the financial statements due to operating losses. The State of Utah franchise taxes have been included in operating expenses in the statements of operations. Income tax expense includes federal and state taxes currently payable and deferred income taxes arising from temporary differences between income for financial reporting and income tax purposes. These differences result principally from depreciable assets where different methods of depreciation are used and the allowances for bad debt which is not deductible for income tax purposes.

Due to operating losses no provision for deferred income taxes has been made.

Inventories - Inventories are stated at the lower of cost or market on a first-in, first-out basis. Inventories consist of packaged software and related packaging supplies, for the period ending February 28, 1999.

Cash Equivalents - The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Equipment - The cost of equipment is depreciated over the estimated useful lives of the related assets. The cost of leasehold improvements is depreciated (amortized) over the lesser of the length of the related leases or the estimated useful lives of the assets. Depreciation is computed on the straight-line method for financial reporting purposes and on the MACRS method for income tax purposes.

                            COMMERCIAL CONCEPTS, INC

                          NOTES TO FINANCIAL STATEMENTS

               FEBRUARY 29, 2000 AND FEBRUARY 28, 1999, CONTINUED

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes - Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities

NOTE 2  -  PUBLIC OFFERING OF COMMON STOCK

At inception, the Company offered and sold 1,000,000 shares of its authorized but unissued stock to the public. An offering price of $.10 per share was determined by the Company. There are no options or warrants outstanding to acquire the stock of the Company as of February 28, 1999.

In May 1996, the Company commenced a private offering of common stock pursuant to an exemption from registration under Regulation D of the Security and Exchange Commission. 92,050 shares were sold and a total of $460,205 in capital was raised.

Since inception the Company has privately sold for cash and exchanged common stock for services and property at various times.

NOTE 3  -  SOFTWARE DEVELOPMENT COSTS

The Company has capitalized the acquisition cost of Quick Fix 2000, a Y2K fix, but no other software costs have been capitalized. The Company's policy is to expense research and development costs until technological feasibility is reached and all related research and development activities are completed, subsequent production expenses to bring the product to market are then capitalized. Capitalization of software costs is discontinued when the product is available for general release to customers. No amortization of capitalized software costs has been included in the accompanying statements of operations.

NOTE  4  -  GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, the Company has sustained substantial losses. In addition, the Company has used almost all of its working capital and has stockholders' deficits from inception, which raise substantial doubt as to the Company's ability to continue as a going concern.

                            COMMERCIAL CONCEPTS, INC

                          NOTES TO FINANCIAL STATEMENTS

                FEBRUARY 29, 2000 AND FEBRUARY 28, 1999 CONTINUED

NOTE 4 - GOING CONCERN (CONTINUED)

In view of these matters, continued existence of the Company is dependent upon its ability to develop working capital and to attract equity investment, in order to meet current and future creditors' demands and to attain future profitable operations. In order to develop additional working capital and attract continued equity investment the Company has reorganized management, formulated a new business plan, and developed and marketed new business products. Management believes that the actions presently being taken will provide the opportunity for the Company to continue as a going concern.

NOTE 5  -  INCOME TAXES

Deferred tax assets and deferred tax liability comprise the following at February 29, 2000 and February 28, 1999.

                                                            2000         1999
                                                            ----         ----
Deferred tax asset:
     Net operating loss carryforwards                   $  623,431      340,550

Deferred tax liability
     Excess tax depreciation                                     -            -
Net deferred tax benefit before allowance Valuation       (623,431)     340,550

Federal and state net deferred tax benefit              $        0            0
                                                        ==========      =======

For federal and state purposes the Company has unused not operating loss carry forwards to offset future taxable income which expire as follows:

                  Year Ending
                  February 28               Federal                State
                  -----------               ---------              -----
                      2001                 $  8,617                 1,364
                      2002                   14,355               249,924
                      2007                      548               221,790
                      2008                      115               457,099
                      2009                      123               831,904
                      2010                    3,863                     -
                      2011                    1,464                     -
                      2012                  250,024                     -
                      2013                  221,890                     -
                      2019                  457,199                     -
                      2020                  832,004                     -
                                            -------            ----------

                                         $1,790,202            $1,762,081
                                         ==========            ==========

                            COMMERCIAL CONCEPTS, INC

                          NOTES TO FINANCIAL STATEMENTS

                FEBRUARY 29, 2000 AND FEBRUARY 28, 1999 CONTINUED

NOTE 6 - NOTES PAYABLE
                                                                Long
                                                    Current     Term      Total
                                                    -------     ----      -----
Note payable to individual, dated August 16,
1999, due February 12, 2000, with interest at
10% annually. Includes conversion option to
exchange for 100,000 shares of restricted
Company stock. Holders intends to exercise
conversion option.                                $ 15,000         -     15,000

Note payable to individual, dated August 16,
1999, due February 12, 2000, with interest at
10% annually. Terms include conversion option
to exchange 40,000 shares of Company stock.
Holder intends to exercise conversion option.       10,000         -     10,000


Note payable to individual, dated December 9,
1999, due December 9, 2000 at 10% interest
annually. Terms include option to convert
200,000 shares of Company stock.                    20,000         -     20,000

Obligations under capital leases                     4,514    17,432     21,946
                                                  --------    ------     ------
                                                  $ 49,514    17,432     66,946
                                                  ========    ======     ======

Long term debt at February 29, 2000 is scheduled to mature as follows:

               2001             49,514
               2002              4,514
               2003              4,514
               2004              4,514
               2005              3,890

NOTE 7  -  PURCHASE OF ADVICE PRODUCTIONS, INC.

On June 10, 1999, the Company acquired all the outstanding stock of Advice Productions, Inc. The acquisition has been accounted for as a purchase. The total purchase price was $200,000, paid in 1,000,000 shares of restricted Company common stock valued at $.20 per share. The Company received accounts receivable, equipment, and liabilities, but the purchase price exceeded the fair value of net assets received by $200,000, which excess will be recorded as goodwill in the financial statements. Simultaneous with the acquisition, the Company entered into a five year employment contract with the principal of the seller, which set forth, among other matters, the manner in which compensation will be computed, and also allowed for bonuses and profit sharing. Advice Productions, Inc. was previously operated as a sole proprietorship, but incorporated immediately prior to the acquisition, and therefore had no corporate operations to be combined with Company operations.

                            COMMERCIAL CONCEPTS, INC

                          NOTES TO FINANCIAL STATEMENTS

                FEBRUARY 29, 2000 AND FEBRUARY 28, 1999 CONTINUED

NOTE 7  -  PURCHASE OF ADVICE PRODUCTIONS, INC. (CONTINUED)

Effective February 29, 2000 the Company dissolved Advice Productions. The Company entered into a Settlement and General Release with the prior owner of Advice Productions, which, among other matters, dissolved any employment relationship between the parties. The Settlement and General Release provided for a recapture by the Company of 600,000 shares of restricted Company common stock valued at $.20 per share. Of the $200,000 goodwill recorded by the Company as a result of the original acquisition of Advice Productions, $80,000 was expensed in the period ending February 29, 2000. The remaining $120,000 of goodwill was reversed to record the recapture and retirement by the Company of 600,000 Shares of restricted common stock.

NOTE 8- SUBSEQUENT EVENTS

Effective March 1, 1999, the Company accepted the resignations of Wilfred R. Blum as President, David Welcker as Vice President, and Albert E.S. Fretz as Vice President. The Board of Directors appointed George Richards as the new President, and appointed Wilfred. S. Blum as Secretary Treasurer. On September 14, 1999, the Board accepted the resignation of Wilfred R. Blum as Secretary Treasurer, and appointed V. Kelly Randal as Secretary Treasurer. Wilfred R. Blum will continue as a member of the Board of Directors.

Effecive October 12, 1999, V. Kelly Randall resigned as Secretary Treasurer. On October 12, 1999 the Board of Directors appointed Scott Adamson as Secretary Treasurer. On February 15, 2000 the Board of Directors appointed Karl Hansen Chief Financial Officer of the Company, a member of the Board of Directors and Secretary Treasurer of the Company, following the resignation of Scott Adamson from that position on the same day.

Effective February 29, 2000 Larry Rogers resigned from the Board of Directors. The vacancy created by Roger's resignation was filled April 18, 2000 with the appointment of Lee Kunz to the Board of Directors.

NOTE 9  - RELATED PARTY TRANSACTIONS

The Company has transactions with certain stockholders and officers who receive compensation paid in the form of wages, royalties, consulting fees, and Company stock.

On August 9, 1999, the Company issued 1,398,000 shares of restricted Company common stock for services to an officer, valued at $.06 per share, for a total of $83.880.

On September 15, 1999 the Company issued 4,000,000 shares of restricted Company common stock for services to two officers, valued at $.03 per share, for a total of $122,000.

On December 23, 1999 the Company issued 271,250 shares of restricted Company common stock for services to two officers, valued at $.08 per share for a total of $21,700.

The Company paid an officer a royalty fee of $6,750 for the year ended February 28, 1999.

On January 25, 1999, the Company issued 2,000,000 shares of restricted common stock to an officer valued at $.06 per share, for a total amount of $120,000. $96,000 was recorded as services for the year ended February 28, 1999, and $24,000 was a repayment for previous cash advances to the Company. As of February 28, 1999, the officer owed the Company $12,340. No note has been executed for this advance. Company management expects this will be repaid in the following fiscal year.

                            COMMERCIAL CONCEPTS, INC

                          NOTES TO FINANCIAL STATEMENTS

                FEBRUARY 29, 2000 AND FEBRUARY 28, 1999 CONTINUED

NOTE 9 - RELATED PARTY TRANSACTIONS (CONTINUED)

On February 3, 1999, the Company issued 50,000 shares of restricted common stock to a Company officer valued at $.20 per share, for a total amount of $10,000, which was recorded as services for the year ended February 28, 1999.

On November 25 and December 2, 1998, the Company issued a total of 234,100 shares of restricted common stock valued at $.22 per share to repay previous net unpaid cash advances to the Company of $51,500, from a former Company officer.

NOTE 10 - LEASE COMMITMENTS

As of February 29, 2000, the Company leased office space and certain equipment under various noncancelable operating and capital leases. Future minimum lease payments required under the operating and capital leases are as follows:

                                                      Operating       Capital
                                                        Leases         Leases
                                                        ------         ------

       2000   ...................................     $  73,713      $  8,064
       2002   ...................................        76,656         8,064
       2003   ...................................        79,716         8,064
       2004   ...................................        82,908         8,064
                                                     ----------
       2005   ...................................             -         6,362
                                                                    ---------
       Total minimum lease payments                    $312,993        38,618
                                                       ========
       Less amount representing interest                               16,672
                                                                       ------
       Present value of net minimum lease payments                     21,946

       Less current portion                                             4,514
                                                                    ---------
           Total                                                    $  17,432
                                                                    =========

As of February 29, 2000, the Company has equipment purchased under noncancelable capital leases with a cost of $22,570 and accumulated amortization of $1,042.

As of February 28, 1998, the Company leased office space for $2,885 per month for 12 months and had an option to purchase the leased space for $225,000 with a down payment of $22,500. The Company has since moved from this office space, and the purchase option as of February 28, 1998, has expired.

                            COMMERCIAL CONCEPTS, INC

                          NOTES TO FINANCIAL STATEMENTS

                FEBRUARY 29, 2000 AND FEBRUARY 28, 1999 CONTINUED

NOTE 11  -  LITIGATION SETTLEMENT

The Company was a defendant in litigation wherein the plaintiff sought rescission and monetary damages in connection with the purchase of 50,000 shares of company common stock directly from a former officer of the Company. Without authorization from the Board of Directors, the former officer made certain promises and incurred certain obligations in connection with the stock sale, which the Company subsequently determined it could not legally fulfill.

On December 21, 1999, this lawsuit was mutually settled and dismissed. All parties have waived all claims, liabilities and demands. As a part of the settlement, the Company has agreed to issue 360,000 shares of restricted common stock to the plaintiff.

                            COMMERCIAL CONCEPTS, INC.
                         (A Development Stage Company)

                              FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED FEBRUARY 28, 1998 AND 1997
                                      WITH
                          INDEPENDENT AUDITOR'S REPORT

                            COMMERCIAL CONCEPTS, INC.
                          (A Development Stage Company)

                                    CONTENTS

                                                                       PAGE

INDEPENDENT AUDITOR'S REPORT..............................................F-30

FINANCIAL STATEMENTS

      Balance Sheets......................................................F-31

      Statements of Operations ...........................................F-32

      Statement of Stockholders' Equity ...............................F-33-35

      Statements of Cash Flows ........................................F-36-37

      Notes to Financial Statements ...................................F-38-44

ACCOMPANYING INFORMATION

     Independent Auditor's Report on supplementary information ...........F-45

     Schedule of General and Administrative Expense ......................F-46

Independent Auditor's Report

Board of Directors and Stockholders
Commercial Concepts, Inc.
Salt Lake City, Utah

I have audited the accompanying balance sheets of Commercial Concepts, Inc. (a development stage company) as of February 28, 1998 and 1997 and the related statements of operations, stockholders' equity, and cash flows for the years then ended and from March 1, 1992 to February 28, 1998. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits. The financial statements of Commercial Concepts, Inc. as of February 28, 1992, including cumulative totals from inception to February 28, 1992, were audited by other auditors whose report dated May 7, 1992 expressed a qualified opinion on the financial statements as to going concern.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Commercial Concepts, Inc. as of February 28, 1998 and 1997 and the results of its operations and its cash flows, for the years then ended and from March 1, 1992 to February 28, 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has suffered recurring losses from operations and has limited working capital. These factors raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ David T. Thompson P.C.

David T. Thompson P.C.
Salt Lake City, Utah
March 11, 1998

                            COMMERCIAL CONCEPTS, INC.
                          (A Development Stage Company)

                                 BALANCE SHEETS


                                                                                      February 28,       February 28,
                                      ASSETS                                              1998               1997
                                                                                      -------------      -------------
CURRENT ASSETS
     Cash in bank                                                                     $         721      $      24,967
     Deposit                                                                                  5,385                  -
     Due from officer                                                                             -              1,750
     Receivable, less bad debt allowance of $175,000                                              -                  -
     Promissory note, less bad debt allowance of $20,000                                          -                  -
     Stock sales receivable                                                                       -             30,023
                                                                                      -------------      -------------
          Total current assets                                                                6,106             56,740
                                                                                      -------------      -------------
BUILDING AND EQUIPMENT
     Building                                                                                     -            313,998
     Equipment                                                                               26,202             91,790
                                                                                      -------------      -------------
                                                                                             26,202            405,788
     Less: accumulated depreciation                                                          (1,010)            (9,333)
                                                                                      -------------      -------------
          Property and equipment - net                                                       25,192            396,455
                                                                                      -------------      -------------
OTHER ASSETS
     Software marketing rights                                                                  100                  -
     Sand and gravel rights                                                                       -                  -
                                                                                      -------------      -------------
          Total other assets                                                                    100                  -
                                                                                      -------------      -------------
TOTAL ASSETS                                                                          $      31,398      $     453,195
                                                                                      =============      =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts payable                                                                 $       9,100      $         718
     Accrued liabilities                                                                          -              7,488
     Franchise taxes payable                                                                    905                805
     Stockholders' loans                                                                      2,975                  -
     Mortgage payable                                                                             -            250,000
                                                                                      -------------      -------------
          Total Current Liabilities                                                          12,980            259,011
                                                                                      -------------      -------------
STOCKHOLDERS' EQUITY
     Common Stock, $.001 par value, 50,000,000 shares authorized,
        4,803,403, and 4,700,930 shares issued and outstanding respectively                   4,803              4,701
     Additional paid-in capital                                                             727,338            706,340
     Earnings (Deficit) accumulated during the development stage                           (713,723)          (516,857)
                                                                                      -------------      -------------
           Total Stockholders' Equity                                                        18,418            194,184
                                                                                      -------------
-------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                            $      31,398      $     453,195
                                                                                      =============      =============

  The accompanying notes are an intergral part of these financial statements.

                            COMMERCIAL CONCEPTS, INC.
                          (A Development Stage Company)

                            STATEMENTS OF OPERATIONS

                                                                                                 From the Date
                                                                                                 of Inception
                                                             For the Year      For the Year     (March 1, 1984)
                                                                Ended             Ended             Through
                                                             February 28,      February 28,      February 28,
                                                                 1998              1997              1998
                                                             ------------      ------------      --------------
REVENUE
     Land sales                                              $          -      $          -      $       36,297
                                                             ------------      ------------      --------------
          Total Revenues                                                -                 -              36,297
                                                             ------------      ------------      --------------
Cost of goods sold                                                      -                 -              14,164
                                                             ------------      ------------      --------------
Gross Profit                                                            -                 -              22,133
                                                             ------------      ------------      --------------
EXPENSES
     Amortization                                                       -                 -                  50
     General and Administrative                                    46,751           204,617             348,942
     African project-funds transferred
       to other members of venture                                 43,357            35,025              78,382
     Bad debt                                                           -           198,000             198,000
     Depreciation                                                  24,421             9,333              33,754
     Loss on building reconveyance and
       equipment abandonment                                       83,600                 -              83,600
                                                             ------------      ------------      --------------
          Total Expenses                                          198,129           446,975             742,728
                                                             ------------      ------------      --------------

NET INCOME (LOSS) FROM OPERATIONS                                (198,129)         (446,975)           (720,595)

OTHER INCOME (EXPENSE)
     Miscellaneous income                                           1,244             2,010               3,254
     Interest                                                          19               806                3,721
     Interest expense                                                   -               (75)               (103)
                                                             ------------      ------------      --------------
NET INCOME (LOSS)                                            $   (196,866)     $   (444,234)     $     (713,723)
                                                             ============      ============      ==============
EARNINGS (LOSS) PER SHARE                                    $      (0.04)     $      (0.12)     $        (0.98)
                                                             ============      ============      ==============

  The accompanying notes are an intergral part of these financial statements.

                            COMMERCIAL CONCEPTS, INC.
                          (A Development Stage Company)

                        STATEMENT OF STOCKHOLDERS' EQUITY
      FROM THE DATE OF INCEPTION (MARCH 1, 1984) THROUGH FEBRUARY 28, 1998


                                                     Common Stock         Capital in
                                                ------------------------   Excess of    Accumulated     Treasury
                                                   Shares      Amount      Par Value      Deficit        Stock
                                                ------------- ----------  ------------  ------------- -------------
BALANCE, March 1, 1984                                     -     $    -      $      -      $       -      $      -

Shares issued to directors for cash, at inception    328,000        328         9,672              -             -

Shares issued in public offering                   1,000,000      1,000        99,000              -             -

Shares issued to directors for land                4,402,000      4,402       262,973              -             -

Net income (loss) for the year ended
     February 28, 1985                                     -          -             -        (45,842)            -
                                                   ---------     ------      --------      ---------      --------
BALANCE, February 28, 1985                         5,730,000      5,730       371,645        (45,842)            -

Net income (loss) for the year ended
     February 28, 1986                                     -          -             -        (16,211)            -
                                                   ---------     ------      --------      ---------      --------
BALANCE, February 28, 1986                         5,730,000      5,730       371,645        (62,053)            -

Net income (loss) for the year ended
     February 28, 1987                                     -          -             -        (14,355)            -
                                                   ---------     ------      --------      ---------      --------
BALANCE, February 28, 1987                         5,730,000      5,730       371,645        (76,408)            -

Net income (loss) for the year ended
     February 28, 1988                                     -          -             -         (5,298)            -
                                                   ---------     ------      --------      ---------      --------
BALANCE, February 28, 1988                         5,730,000      5,730       371,645        (81,706)            -

Net income (loss) for the year ended
     February 28, 1989                                     -          -             -          7,594             -
                                                   ---------     ------      --------      ---------      --------
BALANCE, February 28, 1989                         5,730,000      5,730       371,645        (74,112)            -

Purchase of treasury stock at cost                         -          -             -              -       313,183
                                                   ---------     ------      --------      ---------      --------
Net income (loss) for the year ended
     February 28, 1990                                     -          -             -         (1,675)            -
                                                   ---------     ------      --------      ---------      --------
BALANCE, February 28, 1990                         5,730,000      5,730       371,645        (75,787)      313,183

Net income (loss) for the year ended
     February 28, 1991                                     -          -             -          9,397             -
                                                   ---------     ------      --------      ---------      --------
BALANCE, February 28, 1991                         5,730,000      5,730       371,645        (66,390)      313,183

Net income (loss) for the year ended
     February 28, 1992                                     -          -             -           (548)            -
                                                   ---------     ------      --------      ---------      --------
BALANCE, February 28, 1992                         5,730,000     $5,730      $371,645      $ (66,938)     $313,183
                                                   ---------     ------      --------      ---------      --------

Continued page 5

  The accompanying notes are an intergral part of these financial statements.

                                      F-33

                                              COMMERCIAL CONCEPTS, INC.
                                            (A Development Stage Company)

                                          STATEMENT OF STOCKHOLDERS' EQUITY
                        FROM THE DATE OF INCEPTION (MARCH 1, 1984) THROUGH FEBRUARY 28, 1998


                                                     Common Stock         Capital in
                                                ------------------------   Excess of    Accumulated     Treasury
                                                   Shares      Amount      Par Value      Deficit        Stock
                                                ------------- ----------  ------------  ------------- -------------
BALANCE, February 28, 1992                         5,730,000    $ 5,730      $371,645      $ (66,938)     $313,183

Prior period adjustment to correct error            386,039         386          (386)             -             -
                                                   ---------     ------      --------      ---------      --------
REVISED BALANCE, February 28, 1992                 6,116,039      6,116       371,259        (66,938)      313,183

Cancel shares held in treasury May 1992           (2,621,200)    (2,621)     (310,562)             -      (313,183)

Reverse split of common stock on a 1 for 10
     basis May 1992                               (3,183,959)    (3,184)        3,184              -             -

Contributed capital during fiscal year ended
     February 28, 1993                                     -          -            15              -             -

Net income (loss) for the year ended
     February 28, 1993                                     -          -             -           (115)            -
                                                   ---------     ------      --------      ---------      --------
BALANCE, February 28, 1993                           310,880        311        63,896        (67,053)            -

Contributed capital during fiscal year 1994                -          -            15              -             -

Net income (loss) for the year ended
     February 28, 1994                                     -          -             -           (223)            -
                                                   ---------     ------      --------      ---------      --------
BALANCE, February 28, 1994                           310,880        311        63,911        (67,276)            -

Contributed capital during fiscal year ended
     February 28, 1995                                     -          -            25              -             -

Net income (loss) for the year ended
     February 28, 1995                                     -          -             -         (3,863)            -
                                                   ---------     ------      --------      ---------      --------
BALANCE, February 28, 1995                           310,880        311        63,936        (71,139)            -

Net income (loss) for the year ended
     February 28, 1996                                     -          -             -         (1,484)            -
                                                   ---------     ------      --------      ---------      --------
BALANCE, February 28, 1996                           310,880     $  311      $ 63,936      $ (72,623)     $      -
                                                   ---------     ------      --------      ---------      --------

Continued page 6
  The accompanying notes are an intergral part of these financial statements.

                                      F-34

                                               COMMERCIAL CONCEPTS, INC.
                                             (A Development Stage Company)

                                           STATEMENT OF STOCKHOLDERS' EQUITY
                         FROM THE DATE OF INCEPTION (MARCH 1, 1984) THROUGH FEBRUARY 28, 1998


                                                     Common Stock         Capital in
                                                ------------------------   Excess of    Accumulated     Treasury
                                                   Shares      Amount      Par Value      Deficit        Stock
                                                ------------- ----------  ------------  ------------- -------------
BALANCE, February 28, 1996                           310,880     $  311      $ 63,936      $ (72,623)     $      -

Contributed capital, August 31, 1996                       -          -            15              -             -

Issuance of common stock for services
     at $.001 per share, April 1996                4,000,000      4,000             -              -             -

Issuance of common stock for cash at $5.00
     per share at various dates during the period     92,050         92       460,158              -             -

Contributed capital, September and
     October  1996 and January 1997                        -          -        24,043              -             -

Issuance of common stock for services
     at par value $.001 per share, February 1997     200,000        200             -              -             -

Issuance of common stock for cash at approx-
     imately $2.02 per share, February 1997           98,000         98       197,607              -             -

Direct costs of common stock offering and
     common stock issuance                                 -          -       (39,419)             -             -

Net income (loss) for the year ended,
     February 28, 1997                                     -          -             -       (444,234)            -
                                                   ---------     ------      --------      ---------      --------
BALANCE, February 28, 1997                         4,700,930      4,701       706,340       (516,857)            -

Acquisition of treasury shares at cost,
     July 1997, 400,000 shares                             -          -             -              -             -

Issue of shares at cost on acquisition of
     sand and gravel rights                                -          -             -              -             -

Issuance of shares for software and documentation
     at par value ($.001) February 1998              100,000        100             -              -             -

Contributed capital, January and February, 1998            -          -        16,000              -             -

Issuance of common stock for cash at
     $2.00 per share, February 1998                    2,500          2         4,998              -             -

Net income (loss) for the year ended,
     February 28, 1998                                     -          -             -       (196,866)            -
                                                   ---------     ------      --------      ---------      --------
BALANCE, February 28, 1998                         4,803,430     $4,803      $727,338      $(713,723)     $      -
                                                   ---------     ------      --------      ---------      --------

  The accompanying notes are an intergral part of these financial statements.

                                               COMMERCIAL CONCEPTS, INC.
                                             (A Development Stage Company)

                                               STATEMENTS OF CASH FLOWS

                                                                                                         From the Date
                                                                                                          of Inception
                                                                          For the Year    For the Year   (March 1, 1984)
                                                                              Ended           Ended           Through
                                                                          February 28,    February 28,     February 28,
                                                                              1998            1997            1998
                                                                          --------------  -------------- ---------------
INCREASE (DECREASE) IN CASH

CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss) from current operations                               $ (196,866)     $ (444,234)     $  (713,723)
     Items note requiring current cash flows
        Services paid in stock                                                        -           4,200            4,200
        Amortization                                                                  -
-              50
        Depreciation                                                             24,421           9,333           33,754
        Loss on building reconveyance                                            83,600               -           83,600
        Assets conveyed to individuals as compensation                           21,092               -           21,092
     Changes in assets and liabilities
        (Increase) in deposits                                                   (5,385)              -           (5,385)
        (Increase) in due to officer                                                  -          (1,750)          (1,750)
        (Increase) in receivable                                                      -        (175,000)        (175,000)
        Increase in receivable bad debt allowance                                     -         175,000          175,000
        (Increase) in promissory note                                                 -         (20,000)         (20,000)
        Increase in promissory note bad debt allowance                                -          20,000           20,000
        (Increase) decrease in stock sales receivable                            30,023         (30,023)               -
        (Decrease) increase in accounts payable                                   8,382          (7,098)           9,100
        (Decrease) increase in accrued liabilities                               (7,488)          7,488                -
        Increase in franchise taxes                                                 100             245              905
                                                                              ---------      ----------      -----------
          Net Cash Flows (used) in Operating Activities                         (42,121)       (461,839)        (568,157)
                                                                              ---------      ----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES
     Organization costs                                                               -               -              (50)
     Purchase of building and equipment                                          (7,850)       (405,788)        (413,638)
                                                                              ---------      ----------      -----------
          Net Cash Flows (used) in Investing Activities                          (7,850)       (405,788)        (413,688)
                                                                              ---------      ----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES
     Cash receipts from sale of stock and capital contributions                  21,000         682,013        1,080,443
     Cost of stock sales and stock offerings                                          -         (39,419)         (39,419)
     Purchase of treasury stock                                                       -               -         (313,183)
     Mortgage payable on building                                                     -         250,000          250,000
     Stockholder loans                                                            4,725               -            4,725
                                                                              ---------      ----------      -----------
          Net Cash Flows from Financing Activities                               25,725         892,594          982,566
                                                                              ---------      ----------      -----------

Continued on page 8
   The accompanying notes are an integral part of these financial statements.

                                                COMMERCIAL CONCEPTS, INC.
                                              (A Development Stage Company)

                                                 STATEMENTS OF CASH FLOWS

                                                                                                         From the Date
                                                                                                          of Inception
                                                                          For the Year    For the Year   (March 1, 1984)
                                                                              Ended           Ended         Through
                                                                          February 28,    February 28,     February 28,
                                                                              1998            1997            1998
                                                                          --------------  -------------- ---------------
NET INCREASE (DECREASE) IN CASH                                                 (24,246)         24,967             721

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                 24,967               -               -
                                                                              ---------      ----------     -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                          721          24,967             721
                                                                              ---------      ----------     -----------
SUPPLEMENTAL INFORMATION
NON CASH TRANSACTIONS
     Shares issued to pay for services                                        $       -      $    4,200     $     4,200
                                                                              =========      ==========     ===========
     Assets conveyed to individuals as compensation                           $  21,092      $        -     $    21,092
                                                                              =========      ==========     ===========
     Shares issued for software and documentation                             $     100      $        -     $       100
                                                                              =========      ==========     ===========

  The accompanying notes are an intergral part of these financial statements.

                            COMMERCIAL CONCEPTS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1  -  SIGNIFICANT ACCOUNTING POLICIES

         Organization - Commercial Concepts, Inc. was incorporated in Utah on March 1 1984. The Company has not commenced planned principal operations but has sold its common stock to the public. To date the Company has been unsuccessful in developing business operations from capital raised. The Company is defined as a development stage company. The Company has elected a February 28, fiscal year end. In November of 1997, the Company experienced a change in it's Board of Directors and management. Under the Company's new management, the Company is now engaged in the business of purchasing promising computer software products and in effectively marketing and distributing them. The Company has also acquired sand and gravel rights on 200 acres of property located in Tooele, Utah. The Company is currently exploring the sale and lease of those rights.

         Provision For Taxes - No provision for income taxes have been made due to operating losses. The State of Utah Franchise taxes have been shown as operating expenses in the statements of operation. Income tax expense includes federal and state taxes currently payable and deferred taxes arising from temporary differences between income for financial reporting and income tax purposes. These differences result principally from depreciable assets where different methods of depreciation are used and the allowances for bad debt which is not deductible for income tax.

         Organization Costs - The Company amortized its organization costs over sixty (60) months using the straight-line method, commencing March 1, 1984.

         Cash Equivalents - The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At inception shares were issued to directors for land. Cash has not been paid for interest or income taxes. The Company had no noncash investing or financing activities other than the land transaction at inception.

         Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Building and Equipment - The cost of building and equipment is depreciated over the estimated useful lives of the related assets. The cost of leasehold improvements is depreciated (amortized) over the lesser of the length of the related leases or the estimated useful lives of the assets. Depreciation is computed on the straight-line method for financial reporting purposes and on the MACRS method for income tax purposes.

NOTE 2  -  PUBLIC OFFERING OF COMMON STOCK

         The Company originally offered and sold 1,000,000 shares of its authorized but unissued common stock to the public. An offering price of $.10 per share was determined by the Company. There are no options or warrants outstanding to acquire the stock of the Company as of February 28, 1998.

                            COMMERCIAL CONCEPTS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE 3  -  OTHER COMMON STOCK TRANSACTIONS

         In November 1988 land owned by the Company was conveyed to a stockholder at book value for common stock of the company. In May 1992 the shares held in treasury were canceled.

         On April 29, 1996 there was a change in control in the Company which resulted from the appointment of new officers and directors of the Company. In connection with the appointment of the new officers and directors, the Company began a new plan of operations in the business of smelting and refining precious metals (See Note 9). In conjunction with the new business and change of control, the Company issued 4,000,000 common shares at par value to persons who had performed services for the Company, developed the new plan of operations for the Company and provided expertise to the Company in the area of precious metal smelting and refining.

         On May 1, 1996, the Company commenced a private offering of common shares of the Company at $5.00 per share. The offering was conducted by the Company through its officers and directors on a "best efforts" basis, pursuant to an exemption from registration under Regulation D and similar exemptions from registration under the laws of various states. The Company sold a total of 92,050 shares and raised a total of $460,250.

         During February 1998, the Company sold 2,500 shares of common stock for $5,000 and issued 100,000 shares valued at par value ($100) in conjunction with obtaining a software marketing rights. During February 1997, the Company issued 200,000 shares of its common stock to an individual at par value for payment of services rendered to the Company. Also during February 1997, 98,000 shares of common stock of the Company was issued in exchange for $197,705 at an approximate price per share of $2.02. The direct costs associated with the private offering of stock and the February 1997 stock transaction was $34, 419.

         During fiscal year 1998 and 1997 certain officers, directors and stockholders of the company contributed capital to the Company in the amount of $16,000 and $24,058 respectively.

         During the six months ended August 31, 1997, the Company had 400,000 shares of its outstanding common stock conveyed back to it by two stockholders. The stock was acquired at zero value or no cost for the non performance of duties. These shares later became part of the transaction wherein the Company issued the treasury shares to acquire sand and gravel rights in 200 acres of property located in Tooele, Utah. These rights were recorded at zero value on the financial statements at February 28, 1998.

NOTE 4  -  ACTIONS BY THE BOARD

         In May 1992 the Company approved and executed a reverse split of common stock on a 1 for 10 shares basis. A reorganization plan was approved in 1992 and later rescinded that same year. In August 1992, the Company approved a new Board of Directors.

NOTE 5  -  GOING CONCERN

         The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, the Company has sustained substantial losses. In addition, the Company has used almost all of its working capital and has stockholders' deficits from inception date which raise substantial doubt as to the Company's ability to continue as a going concern.

                            COMMERCIAL CONCEPTS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE 5  -  GOING CONCERN  - CONTINUED

         In view of these matters, continued existence of the Company is dependent upon the Company's ability to develop working capital, to meet future and current creditors' demand for payment and to attain future profitable operations. Management believe that actions presently being taken will provide the opportunity for the Company to continue as a going concern.

NOTE 6  -  INCOME TAX

         During fiscal year-end February 28, 1998 and 1997, temporary differences giving rise to deferred tax assets and liabilities consisted of bad debt allowance reported differently for tax purposes and financial reporting and excess of depreciation for tax purposes over the amount for financial reporting purposes.

         Deferred tax assets and deferred tax liability comprise the following at February 28, 1998 and 1997:

                                                               1998               1997
                                                               ----               ----
         Deferred tax assets:
                  Bad debt allowance                          $  66,300       $  66,300
                  Net operating loss carryforward               185,102         109,659
                                                              ---------       ---------
                                                                251,402         175,959
         Deferred tax liability

                  Excess tax depreciation                        (1,305)           (573)
                                                              ---------       ---------

                  Net deferred tax benefit before allowance     250,097         175,386
                  Valuation allowance                          (250,097)       (175,386)
                                                              ---------       ---------

                  Net deferred tax benefit                    $     -0-       $     -0-
                                                              =========       =========

         For tax purposes, the Company had available, at February 28, 1998 and 1997, net operating loss ("NOL") carryforwards for regular Federal Income Tax purposes of $544,417 and $322,527 which will expire as shown below. Valuation allowances of $250,735 and $175,386 have been established for those tax credits which are not expected to be realized during 1998 and 1997 respectively. During 1998 and 1997 respectively, the allowance increased $74,711 and $150,735. The NOL Carryforwards are as follows:

                              Year                      Amount
                              ----                      ------
                              2000                    $  43,418
                              2001                        8,617
                              2002                       14,355
                              2007                          548
                              2008                          115
                              2009                          123
                              2010                        3,863
                              2011                        1,464
                              2012                      250,024
                              2013                      221,890

                            COMMERCIAL CONCEPTS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE 7  -  BUILDING AND EQUIPMENT

         On June 10, 1996 the Company purchased a building at 269 West Brooklyn Avenue in Salt Lake City, Utah, comprised of a total of approximately 7,200 square feet of office, laboratory and work space. The building was formerly owned by Union Assay Office, Inc. and was used for the purpose of assaying material for precious metals. In connection with the purchase, the Company acquired all of the equipment used by Union Assay Office, Inc. The total purchase price for the building and equipment was $300,000. The terms of the purchase was payment of $50,000 paid at closing and the balance of $250,000 to be paid one year after closing. The purchase was an arms length transaction.

         Due to the expenses associated with the African project (See note 9) and limited available operating capital during June of 1997 and because Union Assay Corporation had not fulfilled the terms of the Purchase Agreement, namely, they had not provided to the Company a statement indicating that the Property had been examined for hazardous substances and that no hazardous substances existed on the Property, and that Union Assay Corporation would indemnify the Company should any environmental liability result from the possession and ownership of the building, the Company rescinded the Purchase Agreement and reconveyed the building to Union Assay Corporation.

         Improvements to the building paid by the Company were left with the building in the reconveyance and the down payment of $50,000 paid at the time of purchase was expensed. Certain Lab equipment was also left with the building when it was reconveyed. During this same period of time, the Company determined the retrieval of Company assets in Ghana would not be cost effective and thus the equipment of the Company in Ghana was abandoned. The total cost of the reconveyance of the building and the abandonment of equipment was $83,600.

         At the same time as the building reconveyance transaction, management paid certain individuals associated with the smelting and refining project compensation by giving Company assets to them. Lab and office equipment was given individuals working with the Company as compensation for services rendered. The depreciated cost or fair market value of the equipment given was approximately $21,098.

NOTE 8  - BAD DEBT

         On June 10, 1996 the Company added a certified public accountant as a signatory to the bank account of the Company who was also a manager of Northlake/Smith Proprietary, L.L.C. Without authorization from the board of directors of the Company, during the period between June 10, 1996 and July 31, 1996, the accountant removed approximately $175,000 from the Company's account and deposited it into the account of Northlake/Smith Proprietary, L.L.C. At the present time, management believes that some of the funds taken were used to pay legitimate expenses of the Company and that the balance was used to enrich the members and managers of Northlake/Smith Proprietary, L.L.C. personally or to further the business activities of Northlake/Smith Proprietary, L.L.C.

                            COMMERCIAL CONCEPTS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE 8  - BAD DEBT - CONTINUED

         Management has notified the office of the Utah State Attorney General about the activities of the Principals of Northlake/Smith Proprietary, L.L.C. Management intends to pursue recovery of the funds taken from the Company. The Principals of Northlake/Smith Proprietary, L.L.C. through legal counsel have indicated an interest to repay the funds taken. Management is also aware that the person responsible for taking the funds might not have sufficient assets to repay the Company even if a restitution order or judgment is obtained by the Company. Since no assurance can be given that the funds will be recovered and since there is a substantial possibility that the amounts taken will not be recovered management of the Company has set-up a bad debt allowance for possible uncollectibility of $175,000.

         Management of the Company had agreed to issue common shares of the Company in exchange for proprietary processes and chemical formulas for precious metal production and refining to be acquired from Northlake/Smith Proprietary, L.L.C. and its affiliates. Despite repeated requests for the delivery and disclosure of the processes and chemical formulas by the Company's management, no disclosure or delivery was ever made. Therefore, on July 31, 1996, management terminated the Company's relationship with Northlake/Smith Proprietary, L.L.C. and instructed the transfer agent of the Company to void all share certificates in the name of Northlake/Smith Proprietary, L.L.C. and its affiliates which were being held for the Company by its transfer agent. No share certificates were ever delivered by the Company or its agents to Northlake/Smith Proprietary, L.L.C. or any of its affiliates.

         On August 30, 1996,  the Company loaned $25,000 to Larry D. Rogers (See
         Note 9). The amount loaned was due upon demand with an interest rate of 7% and secured by real property owned by Mr. Rogers. Mr. Rogers repaid $5,000 of loan leaving a balance due of $20,000. Management has also decided to set-up a bad debt allowance for possible uncollectibility of this debt in the amount of $20,000.

         The total of the two bad debt items previously discussed is $195,000 and is shown as a line item expense on the Statements of Operation for 1997 along with additional bad debt of $3,000 for a total bad debt of $198,000 for the year 1997.

NOTE 9  - SMELTING AND REFINING CONTRACTS AND AFRICAN PROJECT

         On August 29, 1996, the Company entered into a contract with Larry D. Rogers for the smelting and refining of gold concentrates. The gold concentrates were to come from a gold concession in Africa operated by Mr. Rogers' company Tribal Gold, Ltd. The Company was to retain 10% of all values recovered from the concentrates as payment for the services performed by the Company. The Company intended to retain the precious metals for use by the Company in its other smelting and refining activities.

         On November 1, 1996, the Company entered into a contract with David R. High, d.b.a., Royalty Metals (Royalty) for the smelting and refining of all precious metals extracted by Royalty and/or Bonsa Abawye Miners Associates from its concession or ore acquired from other concessions in Ghana, Africa. A Royalty was granted or sold to the Company for a 30% ownership interest in all precious metals delivered to the Company from the above contract.

                            COMMERCIAL CONCEPTS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE 9  - SMELTING AND REFINING CONTRACTS AND AFRICAN PROJECT - CONTINUED

         The  Company  from   November   1996  to  February  1997  expanded  its
         involvement in the African Project adding to the Company the responsibility as mine site co-manager for the mining concession held by Royalty and to work in conjunction with Albritco Ltd., Canada an additional member involved in the Royalty concession. As co-manager the Company was to provide geological services to develop a plan of operation for the mine site and to use its best efforts to develop a refining and/or smelting process and facility for the extraction of precious metals, at competitive rates, from ore concentrates obtained.

         Difficulties with the local tribal leaders, internal working conditions and inclimate weather led the Company to abandon its efforts in Ghana. Management has decided to expense all costs associated with these projects. Expenses associated with the above are shown as African Project expenses in the accompanying financial statements.

NOTE 10 - COMMITMENTS

         In association with its new business direction, the Company in February 1998 leased office space for $2,885 per month for 12 months and has an option to purchase the leased space for $225,000 with a down payment of $22,500, the balance to be amortized over (20) years at 9.75%, and a balloon payment at the end of twenty-four (24) months for the remaining balance.

         The Company has committed to issue 16,000 shares of common stock in the first quarter of 1998 to the individual who contributed $16,000 to the Company in January and February of 1997. The transaction to raise the contributed capital caused the individual to incur personal tax liability. The Company will reimburse the individual for the tax liability.

         The Company has a marketing contract with Masterpiece Productions (Masterpiece) to market the Company's software products. The Company will award 1,000 shares of common stock for every 1,000,000 names delivered and 8 percent from the gross sales of the software products. The Company will also issue 25,000 shares of common stock in consideration of Masterpiece performing 25 months of marketing, website design, graphics and related activities. (To be prorated if less than the 25 months of service are performed). The Company will also provide additional cash consideration, upon approval, for Masterpiece updating or revising the e-mail address list.

         The Company has entered into a software contract with Brian Pratt wherein the Company obtained the software and documentation known as "Tyler" or also known as "Multi Vision". The Company will pay Mr. Pratt $.75 for each copy of the programs sold. Mr. Pratt received a one time payment of 100,000 shares of common stock as part of the transaction to obtain the marketing rights.

         The Company has entered into a software contract with Albert Fretz and Bryan Thomas wherein the Company obtained the exclusive marketing rights to software known as "Quick-Fix 2000". Mr. Fretz and Mr. Thomas will receive $1.50 from the Company for each copy of the software sold. Mr. Fretz and Mr. Thomas received, as a one time payment for software, 100,000 shares of common stock of the Company from the shares owned by an officer and director of the Company. The Company had no acquisition costs for this software and it's recorded at zero value in the financial statements..

                            COMMERCIAL CONCEPTS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE 10 - COMMITMENTS -CONTINUED

         The Company has entered into two distribution agreements to market the above software products regionally and internationally without regard to territorial sales rights. The distributors will purchase varying levels of software units at varying prices and dates as per schedules outlined in the agreements. One of the owners of the entity that the Company signed a distribution agreement with is a stockholder of the Company.

NOTE 11 - PROPOSED PUBLIC OFFERING OF COMMON STOCK

         The Company is preparing a disclosure memorandum through which it proposes to offer to selected individuals a maximum of five hundred thousand (500,000) shares of common stock at two dollars ($2.00) per share for a total of $1,000,000. There is no minimum offering amount and any funds received from the offering will be immediately available for Company use. The Company may pay commissions of 10%. It is estimated direct costs of the offering will be $30,000. The shares will be offered until August of 1998 or until $1,000,000 is received whichever is first. The Company has the discretion to extend the offering 90 days.

NOTE 12 - SUBSEQUENT EVENTS

         Subsequent to February 28, 1998, the Company entered into a product fulfillment contract with "Com Share" in Los Angeles. The Company as per provisions as outlined in the contract will pay "Com Share" for diskette duplication, shipping, and secure credit card services.

         The Company has also contracted with "Target Teleservices" in Salt Lake City, Utah. The Company as per provisions of the contact will pay "Target Teleservices" for provided call-in sales of up to 32,000 calls per day. Any overage in sales call pressure for the Company's software beyond Target's capabilities will, by agreement, be deflected to Matrix Marketing for completion.

                  AUDITOR'S REPORT ON SUPPLEMENTARY INFORMATION

My audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Schedule of general and administrative expenses is presented for purposes of additional analysis an is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in my opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


/s/ David T. Thomson, P.C.

David T. Thomson, P.C.
Salt Lake City, Utah
March 11, 1998

                                            COMMERCIAL CONCEPTS, INC.
                                          (A Development Stage Company)

                                  SCHEDULE OF GENERAL AND ADMINISTRATIVE EXPENSE



                                                       For the Year       For the Year
                                                          Ended              Ended
                                                       February 28,       February 28,
                                                           1998               1997
                                                     -----------------  -----------------
Accounting                                                    $ 4,880            $ 1,445
Bank charges                                                      622              1,074
Business fees and licenses                                          -                210
Consulting fees                                                26,211             78,183
Education and seminar                                              64                747
Freight                                                             -                227
Officer compensation                                                -             23,000
Insurance                                                           -                850
Investor relations                                              1,292              7,491
Janitorial                                                          -                933
Laboratory supplies                                                 -              6,216
Legal                                                           5,700                  -
Maintenance and repairs                                            81                208
Marketing                                                       5,000                  -
Meals and entertainment                                             -              1,711
Office lease                                                    1,340                  -
Office supplies                                                    78              5,016
Rental equipment                                                    -              1,063
Subcontractors                                                      -              3,160
Tools                                                             424                233
Telephone                                                         105              9,468
Travel                                                            594                  -
Rental                                                              -              3,622
Utilities                                                         250              2,758
Other expenses                                                     10                914
State franchise tax                                               100                100
African Project
     Travel                                                         -             21,281
     Supplies and equipment                                         -             28,750
     Shipping and freight                                           -              5,957
                                                             --------          ---------
     Total general and administrative expense                $ 46,751          $ 204,617
                                                             ========          =========

No dealer,  salesman or other  person is
authorized to give any information or to
make  any  representations   other  than
those  contained in this  prospectus  in
connection  with the offer made  hereby.
If given or made,  such  information  or
representations  must not be relied upon
as  having   been   authorized   by  the                COMMERCIAL
Company.   This   prospectus   does  not              CONCEPTS, INC.
constitute   an   offer  to  sell  or  a                9,009,941
solicitation  of an  offer to buy any of          Shares of Common Stock
the  securities  covered  hereby  in any
jurisdiction or to any person to whom it
is   unlawful  to  make  such  offer  or
solicitation   in   such   jurisdiction.
Neither the delivery of this  prospectus
nor any sale made  hereunder  shall,  in
any     circumstances,     create    any
implication   that  there  has  been  no
change  in  the  affairs  of  Commercial
Concepts since the date hereof.



            Table of Contents

                                    Page

PROSPECTUS SUMMARY                     4
RISK FACTORS                           5               PROSPECTUS
DESCRIPTION OF BUSINESS                7
SPECIAL NOTE REGARDING FORWARD-
 LOOKING STATEMENTS                   12
USE OF PROCEEDS                       12
DESCRIPTION OF PROPERTY               12
DIRECTORS, EXECUTIVE OFFICERS,
 PROMOTERS AND CONTROL PERSONS        13
MANAGEMENT'S DISCUSSION AND ANALYSIS  15             April 9, 2001
RESULTS OF OPERATIONS                 16
DESCRIPTION OF SECURITIES             24
EXPERTS                               30
LEGAL MATTERS                         30
WHERE CAN YOU FIND ADDITIONAL
 INFORMATION                          30
FINANCIAL STATEMENTS                  32

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Directors and Officers

         The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

         The Registrant's Articles of Incorporation provide for the indemnification of the Registrant's directors and officers to the fullest extent permitted by the Utah Revised Business Corporation Act ("URBCA"). The liability of directors and officers of the Registrant is limited such that a director or officer is not liable to the Registrant or its shareholders for any action taken or any failure to take any action, as an officer or director, as the case may be, unless:

                  (i) The director or officer has breached or failed to perform the duties of the office in compliancess. 16-10(a)-841 of the URBCA; and

                  (ii) The breach or failure to perform constitutes gross negligence, willful misconduct, or intentional infliction of harm on the Registrant or its shareholders.

Directors of the Registrant are personally liable if such director votes for or assents to an unlawful distribution under the URBCA or the Registrant's Articles of Incorporation.

         The Registrant will pursuant to ss. 16-10a-902 of the URBCA, indemnify an individual, made party to a proceeding because he was a director, against liability incurred in the proceeding if:

                  (i) The director's conduct was in good faith;

                  (ii) The director reasonably believed that his conduct was in, or not opposed to, the Registrant's best interests; and

                  (iii) In the case of any criminal proceeding, he has no reasonable cause to believe his conduct was unlawful; provided that, the Registrant may not indemnify the same director if (A) indemnification is sought in connection with a proceeding by or in the right of the Registrant in which the director was adjudged liable to the Registrant; or (B) indemnification is sought in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not including action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

Indemnification under this section in connection with a proceeding by or in the right of the Registrant is limited to reasonable expenses incurred in connection with the proceeding.

         In accordance with ss. 16-10a-903 of the URBCA, the Registrant shall indemnify a director or an officer, who is successful on the merits or otherwise, in defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he was a party because he is or was a director or an officer of the Registrant, as the case may be, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.

         In accordance with ss. 16-10a-1-904 of the URBCA, the Registrant will pay or reimburse the reasonable expenses incurred by a party to a proceeding in advance of the final disposition of the proceeding, provided that:

                  (i) The director furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct described in ss. 16-10a-902 of the URBCA;

                  (ii) The director furnishes to the Registrant a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct; and

                  (iii) A determination is made that the facts then known to those making the determination would not preclude indemnification thereunder.

         Section 16-10a-905 permits a director or officer who is or was a party to a proceeding to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction.

         The Registrant will indemnify and advance expenses to an officer, employee, fiduciary or agent of the Registrant to the same extent as a director; or to a greater extent in some instances if not inconsistent with public policy.

         The registrant's Articles of Incorporation limit liability of its Officers and Directors to the full extent permitted by the Utah Revised Business Corporation Act.

ITEM 25. Other Expenses of Issuance and Distribution*

         The following table sets forth the estimated costs and expenses to be paid by Commercial Concepts in connection with the offering described in the Registration Statement.

         ---------------------------------------------------- ----------------
                                                                   Amount
         ---------------------------------------------------- ----------------
             SEC registration fee                                 $2,172.19
             Printing and shipping expenses                       $
             Legal fees and expenses                              $
             Accounting fees and expenses                         $
             Transfer, escrow and miscellaneous expenses          $
         ---------------------------------------------------- ----------------
                  Total                                           $
         ---------------------------------------------------- ----------------

          * All expenses except SEC registration fee are estimated.

ITEM 26. Recent Sales of Unregistered Securities

         On or about December 3, 2000, Commercial Concepts, Inc. issued to an accredited private investor an 8% convertible note due November 30, 2003 in the aggregate amount of $300,000. The note is convertible into Common Stock of the registrant at a price that is the function of the three lowest intraday trading prices of the Common Stock for the forty day trading period immediately preceding the conversion date or the lowest intraday trading price for the three day trading period immediately preceding the conversion date. The Registrant retains a redemption clause that allows the Registrant to repurchase the note upon payment of 150% of the note's face value, plus accrued interest. In addition, 750,000 five-year warrants were issued for shares of the Registrant's common stock at a price not to exceed $0.115.

         On or about September 15, 2000, Commercial Concepts, inc. issued to four private investors, all of whom are accredited investors, convertible notes due September 15, 2003 in the total aggregate amount of $250,000. The notes are convertible into shares of Common Stock of the Registrant at a price and upon the same conditions as those set forth in the following paragraph. The notes are also subject to redemption and 850,000 warrants were issued upon the same conditions as those set forth in the following paragraph. Commercial Concepts, Inc. issued the notes in reliance upon the exemption from registration under
Section 4(2) of the securities Act of 1933, as amended. The notes were issued to accredited investors in connection with a structured financing entered into prior to the filing of this registration statement. The investors were only obligated to purchase the notes subject to satisfaction of specified conditions that were not within the control of the investors. As such, Commercial Concepts, Inc. believes that the private placement of the notes is not subject to integration with the public offering contemplated by this registration statement.

         On or about July 18, 2000, Commercial Concepts, Inc. issued to a private investment group a $250,000, 6% convertible note due July 20, 2003. The note is convertible into common shares of the Registrant at a price that is a function of the three lowest closing prices for the Registrant during the 30 trading days prior to the date of the note, or the three lowest closing prices during the 60 trading days prior to the conversion date. The Registrant retains a redemption clause in the note that allows the Registrant to repurchase the note upon payment of 130% of the note's face value, plus accrued interest. In addition, 850,000 five-year warrants were issued for shares of the Registrant's common stock at a price not to exceed $0.4375.

         On or about April 18, 2000, L & B Charitable Trust purchased 500,000 restricted common shares of the Registrant for $100,000. The purchase price also included two-year warrants to purchase an additional 500,000 common shares of the Registrant at a price of $.50 in the first year and $.75 in the second year. These shares were issued in reliance on Rule 506 of Regulation D promulgated under the 1933 Act

         On or about March 6, 2000, the Registrant entered into a subscription agreement with an investor for the purchase by the investor of 1,008,434 restricted common shares. As payment for the shares, the Registrant accepted a note receivable due August 31, 2000 for $550,000. The term of the note was subsequently moved to September 30, 2000. At July 31, 2000, $195,500 had been received by the Registrant. The share certificates will be issued after payment for the balance of the note is received.

         Effective February 29, 2000, the Registrant dissolved Advice Productions. The Registrant entered into a Settlement and General Release with the prior owner of Advice Productions, which, among other matters, dissolved any employment relationship between the two parties. The Settlement and General Release provided for a recapture by the Registrant of 600,000 shares of restricted Registrant stock valued at $0.20 per share. The shares were retired by the Registrant in March 2000.

         On or about November 14, 1999, Lee Kunz, a director of the Registrant since April 2000, purchased 300,000 common shares of the Registrant for $24,000 on behalf of L & B Charitable Trust, a Colorado trust. The shares were issued in reliance on Rule 504 of Regulation D promulgated under the 1933 Act. Mr. Kunz, on or about February 2000, also purchased 500,000 restricted common shares of the Registrant for $75,000. These shares were issued in reliance on Rule 506 of Regulation D promulgated under the 1933 Act. On or about January 2000, Mr. Kunz on behalf of L&B Charitable Trust purchased 200,000 restricted common shares of the Registrant for $20,000 received by the Registrant. The 200,000 shares acquired by L & B Charitable Trust were a part of the 2,198,000 shares issued to Scott G. Adamson, the Executive Vice President of the Registrant, in August 1999. The shares were endorsed to L & B Charitable Trust in March 2000.

         On or about December 28, 1999, the Registrant issued 475,050 shares of common stock to its employees, including each of its officers, as a year-end bonus for their services. The shares were issued in reliance on Section 4(2) of the 1933 Act.

         On or about October 10, 1999, the Registrant issued 400,000 shares to Manoj Associates, LLC, a Colorado limited liability Registrant for $12,000. The shares were issued in reliance on Rule 504 of Regulation D promulgated under the 1933 Act.

         On or about July 19, 1999, the Registrant issued 370,000 shares as bonuses to four persons it hired as employees or consultants. The shares were issued in reliance on Section 4(2) of the 1933 Act.

         On or about June 15, 1999, the Registrant issued 1,000,000 shares to acquire the stock of Advice Productions, Inc. The shares were issued in reliance on Section 4(2) of the 1933 Act.

         On or about May 1, 1999, the Registrant sold 2,000,000 shares of common stock to an officer of the Registrant for $120,000. The transaction was exempt from Registration pursuant to Section 4(2) of the 1933 Act.

         From March 1, 1999 to date, the Registrant has sold 1,500,000 shares to unaffiliated investors for $191,000 in reliance on Rule 504 of Regulation D promulgated under the 1933 Act.

         From August 26, 1998 to October 31, 1998, the Registrant sold a total of 1,221,000 shares to unaffiliated investors for $310,800 in reliance on Rule 504 of Regulation D promulgated under the 1933 Act. Proceeds were used to fund Registrant operations.

         On or about August 31, 1997, the Registrant issued 400,000 shares of its common stock to an unaffiliated third party to acquire sand and gravel rights in 200 acres of property located in Tooele, Utah. The stock was issued pursuant to Rule 504 of Regulation D promulgated under the 1933 Act.

         During fiscal years 1998 and 1997, certain officers, directors and stockholders of the Registrant contributed capital to the Registrant in the amount of $16,000 and $24,058 respectively. No stock was issued in return for this contribution.

         In February 1998, the Registrant sold 2,500 shares of common stock for $5,000 and issued 100,000 shares valued at par value ($100) in conjunction with obtaining a software marketing rights for the original version of Quick Fixx 2000. The stock was issued in reliance on Rule 504 of Regulation D promulgated under the 1933 Act.

         During February 1997, the Registrant issued 200,000 shares of its common stock to an individual at par value for payment of services rendered to the Registrant. The shares were issued in reliance on Section 4(2) of the 1933 Act.

         During February 1997, 98,000 shares of common stock were issued in exchange for $197,705. The stock was issued in reliance on Rule 504 of Regulation D promulgated under the 1933 Act.

ITEM 27. Exhibits

Exhibit No.    SEC Reference Document
-----------    ----------------------
     2.1       Articles of Incorporation*
     2.2       Bylaws*
     4.1       Convertible Notes
     4.2       Warranty
     5.1       Opinion and Consent of Ray, Quinney & Nebeker
     10.1      Lease Agreement, dated November 10, 1999*
     10.2      Office Building Lease, dated February 18, 1999*
     10.3      First Amendment to Office Building Lease, dated October 5, 1999*
     10.4      Agreement to Develop Software, dated June 27, 1999*
     10.5      Settlement Agreement and General Release with Larry Rogers**
     10.6      Commercial Concepts, Inc. Bonus Plan
     10.7      Intermountain Health Care Agreement
     24.1      Consent of Fitzgerald Sanders, LLC
     24.2      Consent of David T. Thompson, P.C.
     24.3      Consent of Christensen & Duncan, CPAs, LC
     24.4      Consent of Ray, Quinney & Nebeker is contained in Exhibit 5.1
               *  Incorporated by reference from Registration Statement
                  on Form 10, as filed on March 6, 2000

               ** Incorporated by reference from Form 10-KSB, as filed on
                  May 30, 2000

ITEM 28. Undertakings

         Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Articles of Incorporation or provisions of the Utah Revised Business Corporation Act, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The Registrant hereby undertakes to:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to (a) Include any prospectus required by Section 10(a)(3) of the Securities Act; (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

                  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (c) Include any additional or changed material information on the plan of distribution.

                  (2) For determining liability under the Securities Act treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it has met all of the requirements of filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, in Salt Lake City, Utah on April 6, 2001.

                                               Commercial Concepts, Inc.


                                               By:/s/ George E. Richards  Jr.
                                                  ------------------------
                                                  George E. Richards, Jr.
                                                  Chief Executive Officer,
                                                  Director, and President

         Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

     Signatures                          Title                        Date

/s/ Karl Hansen                Chief Financial Officer,           April 6, 2001
----------------------         Secretary and Director
Karl Hansen

/s/ Scott Adamson              Executive Vice President           April 6, 2001
----------------------         and Director
Scott Adamson

/s/ Lee R. Kunz, Sr.           Director                           April 6, 2001
----------------------
Lee R. Kunz, Sr.

/s/ Lee Greenburg              Director                           April 6, 2001
----------------------
Lee Greenberg